Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AOL INC.,

HEADLINE ACQUISITION CORPORATION,

THEHUFFINGTONPOST.COM, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE SECURITYHOLDERS’ AGENT

DATED AS OF FEBRUARY 6, 2011

i

3.18	Privacy and Security	44
3.19	No Restrictions on the Merger; Takeover Statutes	44
3.20	Brokers	45
3.21	Certain Business Practices	45
3.22	Interested Party Transactions	45
3.23	Environmental Matters	45
3.24	Insurance	46
3.25	Accounts Receivable	46
3.26	No Other Representations or Warranties	46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		46
4.1	Organization; Formation of Merger Sub	46
4.2	Authority; Enforceability	47
4.3	No Conflict; Required Filings and Consents	47
4.4	Absence of Litigation, Claims and Orders	48
4.5	Sufficiency of Funds	48
4.6	Brokers	48
4.7	No Other Representations or Warranties	48

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER		48
5.1	Conduct of Business by the Company Pending the Merger	48
5.2	No Solicitation of Other Proposals	52

ARTICLE VI ADDITIONAL AGREEMENTS		53
6.1	Information Statement	53
6.2	Access to Information; Confidentiality	53
6.3	Commercially Reasonable Efforts; Further Assurances	54
6.4	Notification of Certain Matters	56
6.5	Consent Agreement	56
6.6	Public Announcements	57
6.7	Employee Matters	57
6.8	Escrow Agreement	59
6.9	Payments Certificate	59
6.10	Company Transaction Expenses	59
6.11	Interested Party Transactions	60
6.12	Post-Signing Financial Statements	60
6.13	Tax Matters	60
6.14	Director and Officer Resignations	62
6.15	Termination of Indebtedness	62
6.16	Director and Officer Liability and Indemnification	62
6.17	Additional Payments	63
6.18	Domain Names	63
6.19	Virtual Data Room Archive	63

ARTICLE VII CONDITIONS OF MERGER		64
7.1	Conditions to Obligation of Each Party to Effect the Merger	64
7.2	Additional Conditions to Obligations of Parent and Merger Sub	64
7.3	Additional Conditions to Obligations of the Company	66

ARTICLE VIII TERMINATION; FEES AND EXPENSES		66
8.1	Termination	66
8.2	Effect of Termination	67
8.3	Fees and Expenses	67

ARTICLE IX SURVIVAL AND INDEMNIFICATION		67
9.1	Survival	67
9.2	Indemnification	68
9.3	Calculation of Losses; Limitations	69
9.4	Escrow Fund; Escrow Period	71
9.5	Claims Upon Escrow Fund	72
9.6	Objections to Claims	72
9.7	Resolution of Conflicts	72
9.8	Third-Party Claims	73
9.9	Exclusive Remedy	74
9.10	Adjustment to Purchase Price	74

ARTICLE X THE SECURITYHOLDERS’ AGENT		74
10.1	The Securityholders’ Agent	74

ARTICLE XI MISCELLANEOUS		79
11.1	Amendment	79
11.2	Waiver	79
11.3	Notices	80
11.4	Company Disclosure Schedule	81
11.5	Interpretation	81
11.6	Severability	81
11.7	Entire Agreement	82
11.8	Assignment	82
11.9	No Third Party Beneficiaries	82
11.10	Failure or Indulgence Not Waiver; Remedies Cumulative	82
11.11	Governing Law	82
11.12	Jurisdiction; Waiver of Jury Trial	82
11.13	Specific Performance	83
11.14	Counterparts	83

EXHIBITS

Exhibit A	-	Form of Consent Agreement

Exhibit B	-	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit C	-	Form of Amended and Restated Bylaws of the Surviving Corporation

Exhibit D	-	Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 6, 2011 (this “Agreement”), is by and among AOL INC., a Delaware corporation (“Parent”), HEADLINE ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), THEHUFFINGTONPOST.COM, INC., a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Agent.

WHEREAS, the boards of directors of Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent and the boards of directors of Merger Sub and the Company have each approved the merger (the “Merger”) of Merger Sub with and into the Company, in accordance with the Delaware General Corporation Law (the “DGCL”) and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company has unanimously (i) approved and declared the Merger advisable upon the terms and subject to the conditions set forth in this Agreement, (ii) directed that this Agreement and the transactions contemplated hereby be submitted for consideration and approval of the Company’s stockholders and (iii) recommended the approval of the Merger and this Agreement by the stockholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

(a) “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

(b) “Aggregate Exercise Price” means the aggregate exercise price of all Stock Options (whether or not then vested and exercisable) and Warrants outstanding immediately prior to the Effective Time.

(c) “Approvals” means franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders and approvals.

(d) “beneficial owner” (including the terms “beneficial ownership” and “to beneficially own”), with respect to a Person’s ownership of any securities, means such Person or any of such Person’s Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to beneficially own, directly or indirectly, such securities within the meaning of Rule 13d-3 under the Exchange Act.

(e) “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

(f) “Calculation Amount” means an amount equal to (i) $315,000,000, plus (ii) the Aggregate Exercise Price, minus (iii) the amount of any Indebtedness of the Company and its Subsidiary as of the Closing (but excluding any Indebtedness under undrawn Existing Letters of Credit (or under the portion of any Existing Letters of Credit that is undrawn) and excluding Indebtedness drawn under the Existing Letters of Credit as a result of the change of control contemplated by this Agreement), minus (iv) the Series A-1 Preferred Liquidation Amount multiplied by the number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, minus (v) any Company Transaction Expenses that are unpaid as of the Closing, minus (vi) the Additional Payment Amount, plus or minus (as applicable) (vii) the amount by which Estimated Working Capital is in excess of or less than the Working Capital Target, respectively.

(g) “Cause” means with respect to any Person, “Cause” as defined in such Person’s employment agreement with the Company if such an agreement is in effect immediately prior to such Person’s termination of employment with the Company and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean (i) the Person’s conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) the Person’s failure or refusal, without proper cause, to perform such Person’s duties with Parent or any of its subsidiaries, including his or her obligations under any employment agreement or offer letter, if such failure or refusal remains uncured for 15 days after written notice to such Person; (iii) fraud, embezzlement, misappropriation, or reckless or willful destruction, of property of Parent or any of its subsidiaries; (iv) material breach of any statutory or common law duty of loyalty to Parent or any of its subsidiaries; (v) the Person’s material violation of the Confidentiality and Inventions Assignment Agreement or Parent’s Standards of Business Conduct; (vi) the Person’s improper conduct substantially prejudicial to the business of Parent or any of its subsidiaries, or (vii) the Person’s failure to reasonably cooperate in any internal or external investigation involving Parent or any of its subsidiaries.

(h) “Claim” means any written claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter or proceeding, whether at law or at equity, in any such case, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Common Per Share Amount” means (i) the Calculation Amount divided by (ii) the Fully Diluted Number.

(k) “Common Stock Warrant” means TheHuffingtonPost.com Inc. Common Stock Purchase Warrant, dated November 26, 2008, by and between the Company and Emmalyn Shaw, granting Ms. Shaw the right to subscribe for and purchase from the Company up to 22,469 shares of Common Stock of the Company.

(l) “Company Capital Stock” means the Common Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(m) “Company Charter” means the Certificate of Incorporation of the Company, as amended, as in effect on the date hereof.

(n) “Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

(o) “Company Stock Option Plan” means the Company’s Long-Term Incentive Plan, as amended from time to time prior to the date of this Agreement.

(p) “Company Transaction Expenses” means all costs, fees and expenses incurred prior to the Effective Time (whether or not invoiced) or payable by the Company or its Subsidiary in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including Transfer Taxes for which the Company is responsible under Section 6.13(d), fees and expenses of advisors, investment bankers, lawyers and accountants of the Company or its Subsidiary arising out of, or relating to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby; provided that, to avoid double counting, Company Transaction Expenses shall not include: (i) any liabilities to the extent they are taken into account in the calculation of Working Capital, (ii) any liabilities to the extent they are taken into account in the calculation of Indebtedness and (iii) any liabilities to the extent they are satisfied with the payment of the Additional Payment Amount.

(q) “Consent Agreement” means the Consent Agreement in the form attached as Exhibit A hereto.

(r) “Contract” means any contract, plan, undertaking, understanding, arrangement, agreement, license, sublicense, consent, lease, sublease note, mortgage or other binding commitment, whether written or oral, including binding term sheets, letters of intent and similar documents.

(s) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

(t) “Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

(u) “Current Assets” means current assets of the Company and its Subsidiary immediately prior to the Effective Time determined in accordance with GAAP, including (i) cash and accounts receivable net of bad debt reserves and, for the avoidance of doubt, all restricted cash and accounts receivable that may be encumbered by Liens resulting from the Existing Letters of Credit or credit card deposits and (ii) the amount of capital expenditures made between the date hereof and the Closing for computers and software for employees hired between the date hereof and the Closing up to a maximum of $70,000, but excluding (i) any deferred tax or other Tax assets and (ii) any Stockholder Loans.

(v) “Current Liabilities” means current liabilities of the Company and its Subsidiary immediately prior to the Effective Time determined in accordance with GAAP, including the Transaction Bonuses to the extent they are granted by the Board of Directors of the Company but not paid prior to the Effective Time, but excluding (i) the Existing Letters of Credit, (ii) severance liabilities to Eric Hippeau, Greg Coleman and Lorraine Baker pursuant to severance agreements made available to Parent, (iii) an accrual for approximately $500,000 representing a deferred compensation obligation for Betsy Morgan, (iv) any Indebtedness, (v) any Company Transaction Expenses, (vi) the Additional Payment Amounts, (vii) any tax withholding obligations or employer taxes resulting from any obligation of the Company to pay Option Consideration and (viii) any liabilities in respect of Taxes.

(w) “Environmental Laws” means any and all Laws, Orders, guidelines, codes or other legally enforceable requirements (including common law) of any foreign government, the United States or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, the protection of the environment or of human health or employee health and safety.

(x) “Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other Approvals under any Environmental Law.

(y) “Environmental Report” means any report, study, assessment, audit or other similar document that addresses any issue of actual or potential noncompliance with, liability under, cost arising out of or impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law that may in any way affect the Company, or its Subsidiary or any Person for whom they may be liable.

(z) “Estimated Working Capital” means the Company’s good faith estimate of the amount of Working Capital as of immediately prior to the Closing.

(aa) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(bb) “Existing Letters of Credit” means (i) letter of credit number 201010000053, for the benefit of 1730 Pennsylvania Ave., L.P. c/o Tishman Speyer Properties, L.P. for $125,000, issued December 14, 2010, (ii) letter of credit number 201110000003, for the benefit of Newmark Knight Frank for $1,000,000, issued January 26, 2011, (iii) letter of credit number 200910000017, for the benefit of 560 Associates, LLC c/o Newmark & Company Real

Estate, Inc. for $127,781, issued June 2, 2009 and (iv) letter of credit number S310345M, for the benefit of American Express Travel Related Services Company, Inc. for $50,000, issued August 10, 2009.

(cc) “Fully Diluted Number” means, without duplication, (i) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Common Stock issuable upon exercise of all Stock Options (whether or not vested or exercisable) outstanding immediately prior to the Effective Time, plus (iii) the total number of shares of Common Stock issuable upon exercise of all Warrants (taking into account the Common Shares issuable upon conversion of the Series B Preferred Shares receivable in respect of the Series B Warrant) that are outstanding immediately prior to the Effective Time (whether or not vested or exercisable), plus (iv) the total number of shares of Common Stock issuable upon conversion of all shares of Series A Preferred Stock (assuming for this purpose that all shares of Series A Preferred Stock are converted) outstanding immediately prior to the Effective Time, plus (v) the total number of shares of Common Stock issuable upon conversion of all shares of Series A-1 Preferred Stock (assuming for this purpose that all shares of Series A-1 Preferred Stock are converted) outstanding immediately prior to the Effective Time, plus (vi) the total number of shares of Common Stock issuable upon conversion of all shares of Series B Preferred Stock (assuming for this purpose that all shares of Series B Preferred Stock are converted) outstanding immediately prior to the Effective Time, plus (vii) the total number of shares of Common Stock issuable upon conversion of all shares of Series C Preferred Stock (assuming for this purpose that all shares of Series C Preferred Stock are converted) outstanding immediately prior to the Effective Time.

(dd) “Governmental Authority” means any governmental agency or authority of the United States, any domestic state, any foreign country and any political subdivision or agency thereof (including any agency or authority having governmental or quasi-governmental powers), including any administrative agency or commission.

(ee) “Indebtedness” means (i) all indebtedness for borrowed money, (ii) all obligations (contingent or otherwise) for the deferred purchase price of assets, property or services (other than accounts payable incurred in the ordinary course of business for property or services), (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (v) the portion of obligations under capitalized leases that are properly classified as liabilities on a balance sheet under GAAP, (vi) all obligations, contingent or otherwise, under a letter of credit or similar facilities, (vii) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (viii) all direct or indirect guarantee, support or keep-well obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above, and (ix) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by the Company or its Subsidiary, whether or not the Company or its Subsidiary has assumed or become liable for the payment of such obligation. Notwithstanding the foregoing, Indebtedness shall not include: (i) any liabilities to the extent they are taken into account in the calculation of Working Capital and (ii) any liabilities to the extent they are taken into account in the calculation of Company Transaction Expenses and (iii) any liabilities to the extent they are satisfied with the payment of Additional Payment Amounts.

(ff) “Initial Sharing Percentage” means a fraction, the numerator of which is the aggregate amount of consideration payable to an Other Securityholder under Article II and the denominator of which is the aggregate amount of consideration payable to all Other Securityholders (including holders of Dissenting Shares, if any, assuming that they had not asserted appraisal rights) under Article II. For purposes of this calculation, (x) holders of Company Stock Options shall be deemed to have been paid Option Consideration in cash for all their Company Stock Options without giving effect to the conversion of certain Company Stock Options held by Employees into AOL Stock Options as contemplated by Section 2.9 and (y) Stockholders whose Merger Consideration is reduced by outstanding Stockholder Loans shall be deemed to have been paid all Merger Consideration in cash without giving effect to the discharge of such Stockholder Loans.

(gg) “Intellectual Property” means all United States and foreign intellectual property, including, without limitation, (i) trademarks, service marks, trade names, URLs, Internet domain names, slogans, logos, trade dresses and other source indicators, together with all goodwill related to the foregoing (“Marks”), (ii) copyrights and copyrightable works (including Software, Websites and advertising and promotional material), including all translations, adaptations, derivations, and combinations thereof, (iii) patents, discoveries, inventions and technology, (iv) trade secrets, know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, databases, pricing and cost information, business and marketing plans and proposals and other proprietary and confidential information, (v) rights of publicity, rights to name and likeness and other personal rights, (vi) all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, foreign counterparts, and other legal protections and rights related to the Intellectual Property in clauses (i) through (vi), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof, in each instance in whatever form or medium.

(hh) “Investor Rights Agreement” means the Company’s Second Amended and Restated Investor Rights Agreement, dated as of November 26, 2008, as amended, by and between the Company and certain stockholders party thereto.

(ii) “Knowledge” means, with respect to the Company, the actual knowledge of the Persons identified on Section 1.1(ii) of the Company Disclosure Schedule.

(jj) “Law” means all laws (including any common law), statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders of Courts having the effect of law in any jurisdiction.

(kk) “Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), claim, option, conditional sale agreement, right of first refusal, first offer or co-sale, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies, (v) restrictions on transfer of securities imposed by applicable state, federal and foreign securities Laws, (vi) Liens that will be terminated at or prior to Closing in accordance with this Agreement, (vii) zoning, entitlement, building and other land use regulations of any Governmental Authority which are not violated by the current or proposed use and operation of the Real Property, (viii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s or its Subsidiary’s businesses, (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements, (x) such other imperfections in title, charges, easements, restrictions and encumbrances which do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present or proposed use of any Real Property subject thereto or affected thereby, and (xi) Liens identified on Section 3.15(a) of the Company Disclosure Schedule; provided, further, that in no event shall this proviso exclude any Lien securing Indebtedness.

(ll) “Material Adverse Effect” means any fact, event, change, development, circumstance or effect that (i) is materially adverse to the business, condition (financial or otherwise), assets, rights, liabilities or results of operations of the Company other than any fact, event, change, development, circumstance or effect resulting from (A) changes in general economic conditions or capital markets, (B) general changes or developments in the industries in which the Company operates, (C) changes in any Laws or GAAP occurring after the date hereof, (D) except with respect to Sections 3.4, 3.5 and 3.6, any effect of the announcement or pendency of this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement, including any such effect on relationships with employees, distributors, partners, contributors, suppliers or customers of the Company, (E) any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of such hostilities; acts of war, sabotage or terrorism or military actions, (F) any failure, in and of itself, by the Company to meet any projections, forecasts or estimates (it being understood that the facts underlying such failure may constitute and may be taken into account in determining whether a Material Adverse Effect has occurred), (G) the taking by the Company or its Subsidiary of any actions expressly required by this Agreement (but only, in the case of the foregoing clauses (A), and (B), to the extent that such changes or developments occur after the date hereof and do not disproportionately impact the Company relative to the other participants in the industries in which it operates) or (ii) would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger.

(mm) “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, mold, asbestos, pollutants, contaminants (including contaminated groundwater), radioactivity and any other substance of any kind that is defined as hazardous or toxic under any applicable Environmental Law or that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

(nn) “Option Exchange Ratio” means a ratio, the numerator of which is the Common Per Share Amount and the denominator of which is the AOL Closing Average. “AOL Closing Average” means the average closing price per share of AOL common stock on the New York Stock Exchange (as reported in the Wall Street Journal) for the ten (10) consecutive trading days ending five (5) trading days preceding the Closing Date.

(oo) “Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

(pp) “Other Securityholders” means the Securityholders other than holders of Series C Preferred Stock (in their capacities as holders of Company Capital Stock, Options or Warrants other than Series C Preferred Stock).

(qq) “Other Securityholders Escrow Amount” means an amount equal to (i) the Initial Escrow Amount minus (ii) the Series C Escrow Fund Amount.

(rr) “Other Securityholders’ Initial Distribution Amount” means an amount equal to (i)(a) the Initial Escrow Amount multiplied by the aggregate Sharing Percentage of all Series C Securityholders minus (b) the Series C Escrow Fund Amount multiplied by (ii) a fraction, the numerator of which is the aggregate Sharing Percentage of all Other Securityholders and the denominator of which is the aggregate Sharing Percentage of all Series C Securityholders.

(ss) “Paying Agent” means JPMorgan Chase Bank, N.A. (or an Affiliate thereof) or any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed by Parent to act as the Paying Agent in the Merger.

(tt) “Per Share Amount” means any of the Common Per Share Amount, the Series A Per Share Amount, the Series A-1 Per Share Amount, the Series B Per Share Amount and the Series C Per Share Amount (as applicable).

(uu) “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(vv) “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

(ww) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

(xx) “Preferred Stock” means the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(yy) “Products” means any and all Websites, Software, Systems, products or service offerings sold, licensed or made available to the Company’s or its Subsidiary’s customers or users including, without limitation, any products, Websites, Software or service offerings sold or marketed by the Company or its Subsidiary on or prior to the date hereof.

(zz) “Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

(aaa) “Regulation” means any rule, regulation, policy or interpretation of any Governmental Authority.

(bbb) “Related Agreements” means the Consent Agreement and the Escrow Agreement.

(ccc) “Securityholder” means any Stockholder or any holder of Stock Options or Warrants.

(ddd) “Securityholders’ Agent Reserve” means $250,000, intended to defray the costs and expenses incurred by the Securityholders’ Agent in connection with its obligations under this Agreement and the Related Agreements.

(eee) “Series A Preferred Liquidation Amount” means, with respect to each share of Series A Preferred Stock, the “Series A Preferred Liquidation Amount” (as such term is described and calculated in accordance with the terms of the Company Charter) as of the Effective Time.

(fff) “Series A Per Share Amount” means (A) the number of shares of Common Stock into which each share of Series A Preferred Stock would be convertible pursuant to the Company Charter as of the Effective Time multiplied by (B) the Common Per Share Amount.

(ggg) “Series A Preferred Stock” means the Series A Preferred Stock, $0.0001 par value per share, of the Company.

(hhh) “Series A-1 Preferred Liquidation Amount” means, with respect to each share of Series A-1 Preferred Stock, the “Series A-1 Preferred Liquidation Amount” (as such term is described and calculated in accordance with the terms of the Company Charter) as of the Effective Time.

(iii) “Series A-1 Per Share Amount” means (i) the Series A-1 Preferred Liquidation Amount plus (ii) (A) the number of shares of Common Stock into which each share of Series A-1 Preferred Stock would be convertible pursuant to the Company Charter as of the Effective Time multiplied by (B) the Common Per Share Amount.

(jjj) “Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, $0.0001 par value per share, of the Company.

(kkk) “Series B Preferred Liquidation Amount” means, with respect to each share of Series B Preferred Stock, the “Series B Preferred Liquidation Amount” (as such term is described and calculated in accordance with the terms of the Company Charter) as of the Effective Time.

(lll) “Series B Per Share Amount” means (A) the number of shares of Common Stock into which each share of Series B Preferred Stock would be convertible pursuant to the Company Charter as of the Effective Time multiplied by (B) the Common Per Share Amount.

(mmm) “Series B Preferred Stock” means the Series B Preferred Stock, $0.0001 par value per share, of the Company.

(nnn) “Series B Warrant” means the Warrant to Purchase Stock, dated September 19, 2008, by and between the Company and Square 1 Bank, granting Square 1 Bank the right to subscribe for and purchase from the Company up to 15,972 shares of Series B Preferred Stock of the Company

(ooo) “Series C Escrow Fund Amount” means the Series C Per Share Escrow Fund Amount multiplied by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

(ppp) “Series C Preferred Liquidation Amount” means, with respect to each share of Series C Preferred Stock, the “Series C Preferred Liquidation Amount” (as such term is described and calculated in accordance with the terms of the Company Charter) as of the Effective Time.

(qqq) “Series C Per Share Amount” means (A) the number of shares of Common Stock into which each share of Series C Preferred Stock would be convertible pursuant to the Company Charter as of the Effective Time multiplied by (B) the Common Per Share Amount.

(rrr) “Series C Preferred Stock” means the Series C Preferred Stock, $0.0001 par value per share, of the Company.

(sss) “Series C Securityholders” means the holders of Series C Preferred Stock in their capacities as such.

(ttt) “Sharing Percentage” means a fraction, the numerator of which is the aggregate amount of consideration payable to a Securityholder under Article II and the denominator of which is the aggregate amount of consideration payable to all Securityholders (including holders of Dissenting Shares, if any, assuming that they had not asserted appraisal rights) under Article II. For purposes of this calculation, (x) holders of Company Stock Options shall be deemed to have been paid Option Consideration in cash for all their Company Stock Options without giving effect to the conversion of certain Company Stock Options held by Employees into AOL Stock Options as contemplated by Section 2.9 and (y) Stockholders whose Merger Consideration is reduced by outstanding Stockholder Loans shall be deemed to have been paid all Merger Consideration in cash without giving effect to the discharge of such Stockholder Loans.

(uuu) “Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

(vvv) “Square 1 Bank Credit Facility” means the Loan and Security Agreement, dated September 19, 2008, by and between Square 1 Bank and the Company, as amended on February 17, 2010 and January 10, 2011, and each of the security agreements, letters of credit and other Loan Documents (as defined in the Loan and Security Agreement) thereunder.

(www) “Stockholder Loans” means the amount of any accrued and unpaid principal and interest under any Indebtedness for borrowed money owed to the Company or its Subsidiary by the Company’s Stockholders that is outstanding as of the Closing.

(xxx) “Stock Option” means any option that is exercisable for shares of Company Common Stock (other than the Warrants).

(yyy) “Stockholder” means any holder of Company Capital Stock.

(zzz) “Stockholders Agreement” means the Company’s Second Amended and Restated Stockholders Agreement, dated as of November 26, 2008, as amended June 4, 2010.

(aaaa) “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

(bbbb) “Subsidiary,” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than 50% of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

(cccc) “Systems” means servers, hardware systems, database, circuits, networks and other computer and telecommunications assets and equipment.

(dddd) “Tax” or “Taxes” means taxes, duties, fees, assessments, imposts, levies and governmental impositions of any kind, payable to any federal, state, local or foreign Governmental Authority, including those on, measured by or referred to as income, franchise, profits, gross receipts, goods and services, capital, ad valorem, advance, corporation, custom duties, alternative or add-on minimum, estimated, environmental, disability, registration, value-added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, including in each case any interest, penalties and additions imposed with respect thereto (whether or not disputed).

(eeee) “Tax Returns” means returns, reports, information statements or other documents (including any schedule or attachment thereto) with respect to Taxes required to be filed with the IRS, or any other Governmental Authority (whether domestic, state, local or foreign), including consolidated, combined and unitary tax returns.

(ffff) “Transaction Bonus” means any bonus identified in the list entitled “Transaction Bonuses” on Section 5.1(b)(viii) of the Company Disclosure Schedule.

(gggg) “Warrants” means the Common Stock Warrant and the Series B Warrant.

(hhhh) “Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

(iiii) “Working Capital” means Current Assets minus Current Liabilities.

(jjjj) “Working Capital Target” means $7,079,581, which represents Working Capital as of January 31, 2011, excluding cash.

1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

2010 Annual Financial Statements	6.12(a)
Accrued Vacation Amount	3.14(a)
Acquisition Proposal	5.2(a)
Additional Payment Amount	6.17
Affiliated Group	3.16(a)
Agent Loss	10.1(c)
Agreement	Preamble
AOL Stock Options	2.9(a)
Carve Out Representations	9.1
Certificates	2.12(c)
Certificate of Merger	2.2
CIA	6.7(a)
Closing	2.16
Closing Date	2.16
COBRA Coverage	3.13(d)
Common Merger Consideration	2.6(a)(i)
Common Stock Warrant Consideration	2.6(a)(vi)
Common Stock	2.6(a)(i)
Company	Preamble

Company 401(k) Plan	6.7(e)
Company Representatives	5.2(a)
Confidentiality Agreement	6.2(b)
Continuing Employees	6.7(b)
Covered Matter	9.2(a)
Deductible	9.3(b)
Delivered Financial Statements	3.9(a)
DGCL	Recitals
Dissenting Shares	2.8(b)
Effective Time	2.2
Employees	6.7(b)
Employee Plans	3.13(a)
End Date	8.1(b)
ERISA	3.13(a)
ERISA Affiliates	3.13(b)
Escrow Agent	9.4(a)
Escrow Agreement	6.8
Escrow Amount	2.13
Escrow Claim Notice	9.5
Escrow Fund	2.13

Excess Company Transaction	6.10(b)
Foreign Benefits Plan	3.13(h)
Forfeited Securities	2.9(a)
Forfeited Securities Value	2.9(a)
Fundamental Representations	9.1
GAAP	3.9(a)
HSR Act	6.3(a)
Indemnified Persons	9.2(a)
Indemnity Claim	10.1(a)
Independent Accountant	2.19(b)
Information Statement	6.1
Infringe	3.17(f)
Insurance Cap	6.16(a)
IRS	3.13(a)
Losses	9.2(a)
Material Contracts	3.7(a)
Merger	Recitals
Merger Consideration	2.6(a)(ii)
Merger Sub	Preamble
Merger Sub Common Stock	2.11
Monthly Financial Statements	6.12(b)
Multiemployer Plan	3.13(c)
Multiple Employer Welfare Arrangement	3.13(c)
Objection Notice	2.19(a)
Open Source License	3.17(h)
Option Consideration	2.9(a)
Parent	Preamble
Parent’s 401(k) Plan	6.7(e)
Parent Controlled Claims	9.8(b)

Parent Representatives	6.2(a)
Payments Certificate	2.10(a)
Per Claim Threshold	9.3(b)
Payoff Instructions	6.10(a)
Personal Information	3.18(a)
Post-Closing Plans	6.7(c)
Real Property	3.15(b)
Released Escrow Fund Amount	9.3(d)
Securityholders’ Agent	10.1(a)
Series A Merger Consideration	2.6(a)(ii)
Series A-1 Merger Consideration	2.6(a)(iii)
Series B Merger Consideration	2.6(a)(iv)
Series B Warrant Consideration	2.6(a)
Series C Merger Consideration	2.6(a)(v)
Stock-Based Rights	3.3(c)
Stockholder Approval	3.5
Survival Period	9.1
Surviving Corporation	2.1
Tail Policy	6.16(a)
Takeover Statutes	3.19
Tax Claim	6.13(b)
Tax Notice	6.13(b)
Threshold	9.3(b)
Title IV Plan	3.13(c)
Transaction Bonuses	6.7(i)
Transfer Taxes	6.13(d)
Unaudited 2010 Financials	3.9(a)
Warrant Consideration	2.6(a)
WARN	3.14(c)

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under the DGCL as a wholly owned Subsidiary of Parent. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2 Effective Time. At the Closing, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, including Section 251 thereof. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, purposes and powers, and debts, duties, and liabilities, of the Company.

2.4 Charter; Bylaws. Unless otherwise determined by Parent prior to the Effective Time:

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read as set forth on Exhibit B and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read as set forth on Exhibit C and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate or incorporation and bylaws. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

2.6 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the holders thereof:

(a) Subject to the provisions of this ARTICLE II (including Sections 2.13, 2.18 and 2.19) and ARTICLE IX:

(i) each share of Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled or which remain outstanding pursuant to Section 2.7 and Dissenting Shares) will be converted automatically into the right to receive the Common Per Share Amount in cash, without interest thereon (the “Common Merger Consideration”);

(ii) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock to be canceled or which remain outstanding pursuant to Section 2.7 and Dissenting Shares) will be converted automatically into the right to receive the Series A Per Share Amount in cash, without interest thereon (the “Series A Merger Consideration”);

(iii) each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A-1 Preferred Stock to be canceled or which remain outstanding pursuant to Section 2.7 and Dissenting Shares) will be converted automatically into the right to receive the Series A-1 Per Share Amount in cash, without interest thereon (the “Series A-1 Merger Consideration”);

(iv) each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock to be canceled or which remain outstanding pursuant to Section 2.7 and Dissenting Shares) will be converted automatically into the right to receive the Series B Per Share Amount in cash, without interest thereon (the “Series B Merger Consideration”);

(v) each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock to be canceled or which remain outstanding pursuant to Section 2.7 and Dissenting Shares) will be converted automatically into the right to receive the Series C Per Share Amount in cash, without interest thereon (the “Series C Merger Consideration,” and any of the Common Merger Consideration, the Series A Merger Consideration, the Series A-1 Merger Consideration, the Series B Merger Consideration or the Series C Merger Consideration (as applicable) is also referred to as the (“Merger Consideration”);

(vi) each Common Stock Warrant issued and outstanding immediately prior to the Effective Time shall terminate and be converted automatically into the right to receive an amount equal to (i) (a) the number of shares of Common Stock underlying the applicable Common Stock Warrant multiplied by (b) the Common Per Share Amount; minus (ii) (a) the exercise price of the applicable Common Stock Warrant multiplied by (b) the number of shares of Common Stock underlying such Common Stock Warrant (the “Common Stock Warrant Consideration”); and

(vii) each Series B Warrant issued and outstanding immediately prior to the Effective Time shall terminate and be converted automatically into the right to receive an amount equal to (i) (a) the number of shares of Series B Preferred Stock underlying the applicable Series B Warrant multiplied by (b) Series B Per Share Amount; minus (ii) (a) the exercise price of the applicable Series B Warrant multiplied by (b) the number of shares of Series B Preferred Stock underlying such Series B Warrant (the “Series B Warrant Consideration,” and together with the Common Stock Warrant Consideration, the “Warrant Consideration”).

(b) Upon conversion of the Company Capital Stock pursuant to Section 2.6(a), each holder of a Certificate representing any such Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive, subject to this ARTICLE II and ARTICLE IX, the applicable Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.12 hereof (or upon compliance with Section 2.15), without interest thereon. The Merger Consideration payable to any Stockholder for whom there are outstanding Stockholder Loans as of the Effective Time shall be reduced (but not past zero) by the amount of such Stockholder Loans (which Stockholder Loans shall be discharged to the extent of such reduction in Merger Consideration in accordance with Section 6.11).

2.7 Treatment of Stock Held by the Company. Any shares of Company Capital Stock owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall be canceled without any conversion thereof pursuant to Section 2.6(a), and no payment shall be made with respect thereto. Each share of the Company Capital Stock owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) shall remain outstanding as shares in the Surviving Corporation, and no payment shall be made with respect thereto, and no conversion thereof shall be made pursuant to Section 2.6(a).

2.8 Dissenting Shares.

(a) The Company shall comply with all requirements of Section 262 of the DGCL and shall keep Parent promptly informed of all matters relating thereto.

(b) Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, any shares of Company Capital Stock outstanding immediately prior to the Effective Time held by any holder who has not voted in favor of the Merger and is otherwise entitled to demand, and who properly demands, to receive payment of the fair value for such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted pursuant to Section 2.6(a) into the right to receive the applicable Merger Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair value of such Dissenting Shares. If, after the Effective Time, such holder fails to perfect or loses its right to demand or receive such payment, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable Merger Consideration, without interest thereon, pursuant to Section 2.6(a).

(c) The Company shall give Parent (i) prompt notice and a copy of any notice of a Stockholder’s demand for payment or objection to the Merger, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 262 of the DGCL and (ii) a full opportunity to participate in all negotiations and proceedings with respect to such demands, objections and requests (it being understood that, so long as such demand objection or request is not reasonably likely to relate to an amount in excess of the then-current Escrow Amount, the Company shall have the right to control all such negotiations and proceedings prior to the Closing and the Securityholders’ Agent shall have the right to control all such negotiations and proceedings after the Closing). Except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the Company shall not be obligated to make any payment with respect to any such demands, objections and requests and neither the Company nor the Securityholders’ Agent shall settle (or offer to settle) or otherwise compromise any such demands, objections and requests or approve any withdrawal of the same.

2.9 Stock Options.

(a) Subject to the provisions of this ARTICLE II (including Sections 2.13, 2.18 and 2.19) and except as provided on Section 2.9(a) of the Company Disclosure Schedule,

immediately following the Effective Time, each Stock Option that is outstanding and not exercised immediately prior to the Effective Time (whether or not then vested or exercisable) shall be canceled and extinguished and converted into only the right to receive an amount of cash, without interest thereon, equal to (i) the excess, if any, of (A) the Common Per Share Amount over (B) the exercise price per share of such Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Stock Option remains outstanding and unexercised immediately prior to the Effective Time (such amount payable in respect of each share of Common Stock covered by such a Stock Option, the “Option Consideration”); provided that with respect to each Securityholder who is an Employee, the number of Stock Options designated on Section 2.9(a) of the Company Disclosure Schedule next to the name of each such Employee as remaining unvested immediately after the Closing shall remain outstanding under the Company Stock Option Plan and shall be (I) converted into options to purchase a number of shares of Parent common stock (the “AOL Stock Options”) equal to (x) the number of shares of Common Stock subject to such Stock Options immediately prior to the Effective Time multiplied by (y) the Option Exchange Ratio (such share number rounded down to four (4) decimal points), and the per share exercise price for Parent common stock issuable upon exercise of such converted Stock Option shall be equal to (a) the exercise price per share of Common Stock at which such Stock Option was exercisable immediately prior to the Effective Time divided by (b) the Option Exchange Ratio (such exercise price rounded up to two (2) decimal points) and (II) subject to the post-Closing vesting schedule set forth on Section 2.9(a) of the Company Disclosure Schedule and to such vesting acceleration provisions applicable in connection with a termination of service pursuant to the award agreement between the Company and the Securityholder under which the Stock Option was granted or an applicable employment or other service agreement between the Company and such Securityholder, in any case, as in effect on the date of this Agreement. Such conversion and assumption of the converted Stock Options is intended to comply with the regulations and other binding guidance under Section 409A of the Code; and subject to any changes to the vesting schedule set forth herein and on Section 2.9(a) of the Company Disclosure Schedule, such converted AOL Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding Stock Options immediately prior to the Effective Time. Notwithstanding the foregoing, if any Employee is terminated by Parent without Cause within one year of the Closing Date and (i) AOL Stock Options or (ii) restricted stock units of Parent issued as Additional Payment Amounts pursuant to Section 6.17 held by such Employee which are unvested at such time are forfeited and cancelled without any payment in respect thereof (“Forfeited Securities”), then, on or prior to the one year anniversary of the Closing, Parent shall deposit the Forfeited Securities Value (as defined below) with respect to all Forfeited Securities in cash with the Escrow Agent and such amount shall be added to the Escrow Fund for purposes of distribution to the other Securityholders in accordance with Section 9.4(c) (and for no other purpose). For purposes of the foregoing, with respect to any Forfeited Securities, the “Forfeited Securities Value” means (x) with respect to AOL Stock Options, the cash Option Consideration that would have been payable in respect of such Forfeited Securities as of the Effective Time if the Company Stock Options which were converted into such Forfeited Securities had instead been converted into Option Consideration in accordance with this Section 2.9(a) and (y) with respect to restricted stock units of Parent, the RSU Value (determined in accordance with Section 6.17 of the Company Disclosure Schedule) of such Forfeited Securities.

(b) Prior to the Effective Time, (i) the Company shall take all actions within the Company’s control that are necessary and will use its reasonable best efforts to take such other actions as are necessary (including obtaining any necessary Stock Option holder consents, to the extent it has not already done so, obtaining Stockholder consent with respect to all of the shares authorized for issuance under the Company Stock Option Plan on the date hereof, and passing any necessary resolutions of its board of directors, in each case, if any) to give effect to the actions contemplated by this Section 2.9 and Sections 2.13 and 2.18 and (ii) Parent shall take all actions necessary (including passing any necessary resolutions of its board of directors) to (A) assume, as of the Effective Time, the Company Stock Option Plan and all awards thereunder in respect of the Stock Options that will be converted into AOL Stock Options at the Effective Time, and (B) file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) that is effective as of the Effective Time with respect to the shares of Parent common stock subject to the AOL Stock Options and maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such AOL Stock Options remain outstanding.

(c) To the extent any deductions attributable to payments to the holders of Stock Options pursuant to this Section 2.9 or Additional Payment Amounts may be allocable to the Closing Date, they shall be treated for United States federal income tax purposes (and any similar provisions under state, local or foreign Laws) as occurring on the day after the Closing Date pursuant to the “next day rule” of Section 1.1502-76(b)(1)(ii)(B) of the U.S. Treasury Regulations.

2.10 Payments Certificate.

(a) No later than five (5) days prior to the Effective Time, the Company shall deliver to Parent a certificate, in form and substance reasonably satisfactory to Parent, executed by the Company’s Chief Financial Officer (the “Payments Certificate”) setting forth the Company’s estimate as of the Closing of:

(i) the Calculation Amount, specifying separately all components thereof (including Indebtedness, Aggregate Exercise Price, Company Transaction Expenses, the Additional Payment Amount and the Estimated Working Capital);

(ii) the Series A-1 Preferred Liquidation Amount;

(iii) the amount of each Stockholder Loan (including principal and interest, and the aggregate amount necessary to fully discharge each such Stockholder Loan as of the Effective Time) and the name of the Stockholder party thereto;

(iv) the Fully Diluted Number; and

(v) the following information relating to each Securityholder: (A) name, address (as listed in the corporate record books of the Company) and social security numbers or tax identification numbers (if known by the Company); (B) the number and class or series of shares of Company Capital Stock held by, or subject to the Stock Options held by, such Person and the respective certificate numbers (if applicable);

(C) the Merger Consideration, Warrant Consideration and/or Option Consideration payable to such Person, with a separate indication of all components thereof (including the Series A-1 Preferred Liquidation Amount and the Per Share Amounts); (D) the portion thereof to be deposited into the Escrow Fund in accordance with Section 2.13 and the Sharing Percentage of each Securityholder with respect thereto; (E) the portion thereof to be deposited into the Securityholders’ Agent Reserve in accordance with Section 2.18 and the Sharing Percentage of each Securityholder with respect thereto; (F) with respect to each holder of Stock Options, the number of shares of Common Stock subject to such Stock Options and the exercise price per share of such Stock Options, (G) with respect to each holder of Warrants, the number, class and series of Company Capital Stock subject to such Warrants and the exercise price per share of such Warrants, and (H) with respect to each Employee holder of Stock Options, the number of Stock Options held by such Employee that will be converted into AOL Stock Options, the number of AOL Stock Options into which such Stock Options will be converted, and the exercise price for such AOL Stock Options after giving effect to such conversion.

(b) Each of the Company and the Securityholders’ Agent understands that Parent and the Paying Agent shall be entitled to rely on such certificate for the purposes of making any payments hereunder.

2.11 Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub Common Stock shall continue after the Effective Time to represent ownership of such shares of capital stock of the Surviving Corporation.

2.12 Payment Mechanics.

(a) Designation of Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as the Paying Agent in the Merger.

(b) Deposit With Paying Agent. On the Closing Date, Parent shall remit to the Paying Agent cash in an amount necessary to pay to all Securityholders (other than holders of Dissenting Shares) the applicable Merger Consideration, Warrant Consideration and Option Consideration to which they are entitled hereunder, less any amounts to be deposited into (i) the Escrow Fund pursuant to Section 2.13 and (ii) the Securityholders’ Agent Reserve pursuant to Section 2.18.

(c) Mailing of Letters of Transmittal; Exchange. Prior to the Effective Time, Parent shall make available to the Company and, promptly after the Effective Time, the Surviving Corporation shall cause to be mailed or delivered, to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Effective Time outstanding shares of Company Capital Stock or Warrants and to each holder of Stock Options to be exchanged pursuant to Section 2.6 or 2.9, as applicable, a letter of transmittal which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates (if applicable) shall pass, only upon delivery of the Certificates (if applicable) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and which are reasonably acceptable to the Company, including an appropriate release of claims, an agreement to be bound by the escrow, indemnity and remedy provisions of this Agreement and the appointment and powers of the Securityholder’s Agent, including the provisions of Sections 2.12(f), 2.13, 2.18, 2.19 and ARTICLES II, IX and X) and instructions for use in effecting the surrender of the Certificates (if applicable) in exchange for payment of the applicable Merger Consideration, Warrant Consideration or Option Consideration therefor. Upon surrender of a Certificate (if applicable) or affidavit of loss (if applicable) to the Paying Agent, together with delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such letter of transmittal, the holder of such Certificate (if applicable) or Stock Options shall be entitled to receive in exchange therefor payment as soon as reasonably practicable of the applicable Merger Consideration, Warrant Consideration, Option Consideration or AOL Stock Options that such holder has the right to receive pursuant to Section 2.6 or 2.9 (but, in each case, subject to Sections 2.13, 2.18 and 2.19), after giving effect to any applicable withholding Taxes, and the Certificate (if applicable) or Warrants or Stock Options so surrendered shall forthwith be canceled. Notwithstanding the foregoing, upon cash-out by any employee of the Company of Stock Options to be exchanged for cash pursuant to Section 2.9, following delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such letter of transmittal, the holder of such Stock Option shall be entitled to receive in exchange therefor payment of the applicable Option Consideration that such holder has the right to receive pursuant to Section 2.9 (but, in each case, subject to Section 2.13, 2.18 and 2.19), after giving effect to any applicable withholding Taxes, on the next reasonably practicable payroll payment date (but in no event more than twenty-one (21) days after the delivery of a valid and complete letter of transmittal), and the Stock Option so cashed-out shall be forthwith cancelled.

(d) Non-Registered Holders. If any portion of the Merger Consideration, Warrant Consideration or Option Consideration is to be paid to a Person other than the Person in whose name the Certificate (if applicable) for the related shares of Company Capital Stock or the Person in whose name the Stock Option surrendered in exchange therefor is registered, then it will be a condition to such payment that (i) the Certificate (if applicable) so surrendered will be properly endorsed and otherwise in proper form for transfer and (ii) the Person requesting such exchange will have paid any transfer or other Taxes required by reason of such payment in a name other than the registered holder or will have established to the satisfaction of Parent (or any agent designated by Parent) that such Tax has been paid or is not applicable.

(e) Unclaimed Amounts. At any time following six (6) months after the Effective Time, all cash deposited with the Paying Agent pursuant to Section 2.12(b) that remains undistributed to the Securityholders shall be delivered to Parent upon demand, and thereafter the affected Securityholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof and subject to this ARTICLE II. In addition, notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or the Securityholders’ Agent shall be liable to any Securityholder for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding of Tax. Parent, the Surviving Corporation, the Paying Agent and the Escrow Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation, the Paying Agent or the Escrow Agent shall reasonably determine in good faith that they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Laws relating to Taxes. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or the Escrow Agent, such withheld amounts shall be paid to the applicable Governmental Authority and will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding were made.

2.13 Escrow Fund.

(a) Notwithstanding anything to the contrary in this Article II, at the Effective Time and subject to and in accordance with the provisions of Article IX, Section 2.19 and the Escrow Agreement, Parent shall pay to the Escrow Agent, for deposit into an escrow fund (the “Escrow Fund”) on behalf of each Securityholder, an aggregate amount in cash equal to $23,625,000 (the “Initial Escrow Amount” and, as such amount may be increased from time to time by the amount of any interest and other income on such amount, the “Escrow Amount”), which amount shall be deemed to reduce the Merger Consideration, Warrant Consideration and Option Consideration otherwise payable to a Securityholder at Closing under this Article II by the amount of the Escrow Fund deemed contributed by such Securityholder (as calculated pursuant to Section 2.13(b)) and which shall be held by the Escrow Agent in accordance with Article IX and the Escrow Agreement.

(b) The Escrow Fund shall be held in escrow and shall be available to compensate the Indemnified Persons as provided in Article IX and to provide for a post-closing working capital adjustment pursuant to Section 2.19. To the extent not used for such purposes, such funds shall be released as provided in Article IX hereof. Each Securityholder shall be deemed to have contributed an amount to the Escrow Fund equal to the following: (i) in the case of a Series C Securityholder, an amount per share of Series C Preferred Stock held by such holder equal to the Series C Per Share Amount minus $19.325 (the “Series C Per Share Escrow Fund Amount”) and (ii) in the case of an Other Securityholder, an amount equal to the Other Securityholders Escrow Amount multiplied by such Other Securityholder’s Initial Sharing Percentage.

2.14 Further Ownership Rights. The Merger Consideration, Warrant Consideration and Option Consideration paid in accordance with the terms of this ARTICLE II (including amounts paid into the Escrow Fund or the Securityholders’ Agent Reserve pursuant to this ARTICLE II) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Stock (including any rights to receive accumulated but undeclared dividends on such Company Capital Stock), the Warrants and the Stock Options. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Surviving Corporation, and from and after the Effective Time, the Securityholders shall cease to have any rights (including any rights to receive accumulated but undeclared dividends on any Company Capital Stock) with respect thereto except as otherwise provided for herein. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

2.15 Lost, Stolen or Destroyed Certificates. In the event any Certificates representing Company Capital Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay the applicable Merger Consideration in exchange for such lost, stolen or destroyed Certificates only upon the making of an affidavit of that fact by the holder thereof and the delivery of such other documents reasonably requested by the Paying Agent and Parent; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Parent and the Surviving Corporation pursuant to a customary affidavit of loss (or, if the lost, stolen or destroyed certificates represent more than 1% of the outstanding shares of Company Common Stock on an as-converted/exercised basis, deliver a bond in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.16 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 8.1, and subject to the satisfaction of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time) on the date (the “Closing Date”) no later than the second Business Day after all the conditions set forth in ARTICLE VII shall have been satisfied (or waived in accordance with Section 11.2), unless another time and/or date is agreed to by Parent and the Company. The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or such other place as Parent and the Company otherwise agree.

2.17 Payment of Company Transaction Expenses. At Closing, Parent shall pay, or instruct the Paying Agent to pay, the Company Transaction Expenses that are unpaid as of the Closing Date in accordance with the Payoff Instructions, to the extent deducted from the Calculation Amount as set forth in the Payments Certificate.

2.18 Securityholders’ Agent Reserve.

(a) Notwithstanding anything to the contrary in this ARTICLE II, at the Effective Time, Parent shall, or shall cause to be, deposited, in an account designated by the Securityholders’ Agent at least three (3) Business Days prior to Closing, the Securityholders’ Agent Reserve, which amount shall be deemed to reduce the Merger Consideration, Warrant Consideration and Option Consideration otherwise payable at Closing under this ARTICLE II and which shall be held by the Securityholders’ Agent as agent and for the benefit of the Securityholders in a segregated client bank account in accordance with this Section 2.18 and ARTICLE X. The Securityholders’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders shall not receive interest or other earnings on the Securityholders’ Agent

Reserve and the Securityholders’ irrevocably transfer and assign to the Securityholders’ Agent any ownership right that they may have in any interest that may accrue on funds held in the Securityholders’ Agent Reserve. The Securityholders acknowledge that the Securityholders’ Agent is not providing any investment supervision, recommendations or advice. The Securityholders’ Agent shall have no responsibility or liability for any loss of principal of the Securityholders’ Agent Reserve other than as a result of its gross negligence or willful misconduct. To the extent the amount in the Securityholders’ Agent Reserve is insufficient at any time to pay any amount payable by the Securityholders hereunder, each Securityholder agrees to advance its Sharing Percentage of such amount to the Securityholders’ Agent in order to pay such amount on behalf of the Securityholders. In no event shall Parent be liable for, or the Escrow Fund be used for, any payment obligations of the Securityholders hereunder.

(b) The Securityholders’ Agent Reserve may be applied as the Securityholders’ Agent, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Securityholders’ Agent incurred in connection with the transactions contemplated by this Agreement and the Related Agreements.

(c) The balance of the Securityholders’ Agent Reserve held pursuant to this Section 2.18, if any, shall be distributed to the Securityholders by the Securityholders’ Agent. Each Securityholder shall be deemed to have contributed an amount to the Securityholders’ Agent Reserve equal to its respective Sharing Percentage. Notwithstanding the foregoing, the Securityholders’ Agent Reserve shall only be so distributed when the Securityholders’ Agent determines, in its sole discretion, that such distribution is appropriate. None of Parent, Merger Sub, the Company or the Surviving Corporation or their respective Affiliates shall have any liability or responsibility to the Securityholders with respect to the Securityholders’ Agent Reserve or the actions and responsibilities of the Securityholders’ Agent contemplated by this Section 2.18, and the Securityholders shall seek distribution of the Securityholders’ Agent Reserve solely from the Securityholders’ Agent.

2.19 Working Capital Adjustment.

(a) Following the Effective Time, Parent shall prepare a good faith calculation, with reasonable supporting detail as to such calculation, of the Working Capital of the Company and its Subsidiary as of the Closing and deliver such calculation to Securityholders’ Agent no later than the ninetieth (90th) calendar day following the Closing Date. The calculation of the Working Capital delivered to the Securityholders’ Agent shall be final and binding on all parties unless the Securityholders’ Agent gives Parent written notice of its objections (an “Objection Notice”), with reasonable supporting detail as to such objections, within thirty (30) calendar days after receipt of the calculation prepared by Parent. In the event the Securityholders’ Agent fails to give Parent an Objection Notice or otherwise notifies Parent earlier in writing that the Securityholders’ Agent has no objections to such calculation of the Working Capital, the parties shall take such steps as are necessary to make distributions in accordance with Section 2.19(d). Any component of the calculation of Working Capital that is not the subject of an Objection Notice by the Securityholders’ Agent shall be final and binding on all parties except to the extent such component is affected by other components of the calculation of Working Capital that are the subject of an Objection Notice. Throughout the period following the Closing Date, the Securityholders’ Agent shall have the right to review such calculation of the Working Capital, and each of Parent and the Surviving Corporation agrees to reasonably cooperate in any such process as requested by the Securityholders’ Agent and to provide such access to the Surviving Corporation’s books and records as the Securityholders’ Agent shall reasonably request. In the event the Securityholders’ Agent gives Parent an Objection Notice, then, within five (5) Business Days after such Objection Notice has been given to Parent, the parties shall take such steps as are necessary to make either of the distributions under Section 2.19(d)(i) or (ii), in each case to the extent applicable in light of the extent to which the Securityholders’ Agent has not objected to the calculation of Working Capital.

(b) Parent and the Securityholders’ Agent shall use reasonable efforts to resolve any dispute arising under Section 2.19(a); provided, that if they are unable to do so within thirty (30) calendar days following the Securityholders’ Agent giving Parent an Objection Notice, then by notice from either party to the other, the disagreement shall be submitted for resolution to a nationally-recognized independent public accounting firm reasonably satisfactory to the Securityholders’ Agent and Parent (the “Independent Accountant”); provided that the Independent Accountant shall not be the accounting firm used by Parent to audit its financial statements unless Securityholders’ Agent otherwise agrees. If a dispute is submitted to the Independent Accountant for resolution, Parent and the Securityholders’ Agent shall enter into a customary engagement letter with the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 2.19. Within thirty (30) Business Days after the Independent Accountant has been retained, each party shall furnish, at its own expense (or, with respect to the Securityholders’ Agent, at the expense of the Securityholders), to the Independent Accountant and the other party a written statement of its positions with respect to each matter in dispute. Within five (5) Business Days after the expiration of such thirty (30) Business Day period, each party shall deliver to the Independent Accountant and to each other its response to the other’s position on each matter in dispute. With each submission, each party may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant with copies being given to the other party substantially simultaneously. The Independent Accountant may, at its discretion, conduct a conference concerning the disagreement and each party shall have the right to present additional documents, materials and other information and to have present its Representatives.

(c) The Independent Accountant shall be directed to promptly, and in any event within thirty (30) calendar days after its appointment pursuant to Section 2.19(b), render its decision on the disputed items applying GAAP principles and the methodologies set forth in this Agreement (but taking into account the deviations from GAAP specified in the components of Working Capital). The Independent Accountant’s determination as to each item in dispute shall be set forth in a written statement delivered to each party, which shall include the Independent Accountant’s determination as to the calculation of the Working Capital, all of which shall be final and binding on all parties. The fees and expenses of the Independent Accountant shall be shared equally by Parent and the Securityholders. For the avoidance of doubt, the Independent Accountant’s fees and expenses payable by the Securityholders, if any, shall not be paid from the funds in the Escrow Fund. The Securityholders Agent shall pay the Securityholders’ portion of such fees and expenses on their behalf from the Securityholders’ Agent Reserve and, to the extent amounts therein shall not be sufficient to pay such fees and expenses, the Securityholders’ Agent shall collect such funds from the Securityholders.

(d) If the amount of the Working Capital as deemed final and binding pursuant to this Section 2.19:

(i) exceeds the Estimated Working Capital, then within five (5) Business Days after such final determination Parent shall promptly deposit, in immediately available funds, with the Paying Agent an amount in cash equal to such excess of the Working Capital over the Estimated Working Capital, and shall provide a written instruction to the Paying Agent to deliver promptly to each of the Securityholders, such Securityholder’s Sharing Percentage of such deposited amount.

(ii) is less than the Estimated Working Capital, then within five (5) Business Days after such final determination, the parties shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Fund by wire transfer in accordance with the Escrow Agreement the amount of the difference of the Estimated Working Capital over the Working Capital to Parent. In the event that such excess is greater than the funds then held in the Escrow Fund, the Securityholders shall indemnify Parent for such excess.

(e) All payments pursuant to this Section 2.19 shall be treated as an adjustment to the Merger Consideration for all foreign, federal, state and local income tax purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows (except as set forth on the Company Disclosure Schedule):

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and its Subsidiary are each a corporation duly organized, validly existing and in good standing under Delaware Law and has all the requisite corporate power and authority, and is in possession of all Approvals (other than Approvals that are the subject of Section 3.17), in each case, as may be issued or granted by a Governmental Authority, necessary, to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, (i) at no time has the Company or its Subsidiary had, and the Company does not have any Subsidiaries and (ii) the Company and its Subsidiary do not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

3.2 Organizational Documents. The Company has heretofore delivered or made available to Parent a true and complete copy of the Company Charter and the Company’s bylaws, as well as the certificate of incorporation and bylaws of the Company’s Subsidiary, as modified, supplemented, amended or restated as of the date of this Agreement. The Company Charter and the Company’s bylaws, as well as the certificate of incorporation and bylaws of the Company’s Subsidiary, are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiary, as applicable. Neither the Company Charter nor the Company’s bylaws restrict or limit the ability of the holders of Company Capital Stock to act by written consent in lieu of a meeting.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 25,979,923 shares, consisting of (i) 17,500,000 shares of Common Stock, (ii) 1,765,203 shares of Series A Preferred Stock, (iii) 2,027,124 shares of Series A-1 Preferred Stock (iv) 1,453,443 shares of Series B Preferred Stock and (v) 3,234,153 shares of Series C Preferred Stock. The Company has 22,467 shares of Common Stock reserved for issuance under the Common Stock Warrant, and 15,972 shares of Series B Preferred Stock reserved for issuance in respect of the Series B Warrant and 15,972 shares of Common Stock reserved for issuance in respect of the Series B Preferred Stock issued pursuant to the Series B Warrant. With respect to such authorized capital stock, as of the date of this Agreement, (I) (x) 3,022,169 shares of Common Stock are issued and outstanding, (y) 4,741,398 shares of Common Stock are duly reserved for future issuance pursuant to Stock Options outstanding as of this date of this Agreement, (II) 465,941 shares of Common Stock are duly reserved for future issuance pursuant to awards under the Company Stock Option Plan; (III) 1,765,203 shares of Series A Preferred Stock are issued and outstanding, (IV) 2,027,124 shares of Series A-1 Preferred Stock are issued and outstanding, (V) 1,437,471 shares of Series B Preferred Stock are issued and outstanding, (VI) 3,234,153 shares of Series C Preferred Stock are issued and outstanding and (VII) no shares of Common Stock or Preferred Stock were owned beneficially or of record by the Company. The authorized capital stock of the Company’s Subsidiary is 1,500,000 shares, of which 914,285.68 are issued and outstanding, and all of which are owned by the Company. Section 3.3(a)(i) of the Company Disclosure Schedule sets forth the following information relating to each Stockholder as of the date of this Agreement: (i) its name and (ii) the number and class or series of shares of Company Capital Stock held by such Person as of the date of this Agreement and the respective certificate numbers.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, none of the outstanding shares of Company Capital Stock or capital stock of its Subsidiary are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except as set forth in Section 3.3(a), no shares of voting or non-voting capital stock, other equity interests or other voting securities of the Company or its Subsidiary are issued, reserved for issuance or outstanding. All Stock Options have been granted under the Company Stock Option Plan. There are no awards of Restricted Stock (as defined in the Company Stock Option Plan) outstanding under the Company Stock Option Plan. Section 3.3(b)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the Stock Options, Warrants and all other options and rights to purchase Company Capital Stock, together with the number of shares of Company Capital Stock subject to such security, the extent to which such security is vested and/or exercisable, the date of grant or issuance, the exercise price, whether such security is a non-qualified stock option or an incentive stock option, the expiration date of such security and the total number of shares of Company Capital Stock subject to such securities. Other than the Option Consideration or AOL Stock Options, as applicable, no Stock Option shall entitle the holder thereof to receive anything after the Merger in respect of such Stock Option. Other than the Warrant Consideration, no Warrant shall entitle the holder thereof to receive anything after the Merger in respect of such Warrant. All outstanding shares of Company Capital Stock are, and all shares which may be issued upon the exercise of Stock Options and Warrants will be, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in the Stockholders Agreement, not subject to any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or similar right. Except for the Company Capital Stock, there are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights (or, other than the Stock Options and Warrants, convertible into, or exchangeable for, securities with voting rights) on any matters on which Stockholders of the Company may vote.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, except as described in Sections 3.3(a) and 3.3(b) and except for the conversion rights of the Preferred Stock under the Company Charter, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company or its Subsidiary is a party or by which either is bound obligating the Company or its Subsidiary, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or its Subsidiary or obligating the Company or its Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. There are no outstanding obligations of the Company or its Subsidiary (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company or its Subsidiary. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its Subsidiary or their respective businesses or assets or calculated in accordance therewith (other than (i) cash incentive payments or (ii) commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business consistent with past practice) (collectively, “Stock-Based Rights”). No Person has any right to cause the Company or its Subsidiary to register its securities or which otherwise relate to the registration of any securities of the Company or its Subsidiary. Except as set forth in the Stockholders Agreement, the Consent Agreement, the Company Stock Option Plan, the Stock Options and the Warrants,

there are no voting trusts, proxies or other Contracts of any character to which the Company or its Subsidiary or, to the Knowledge of the Company, any of the Company’s Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company or its Subsidiary.

3.4 Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each instrument required to be executed and delivered by it on or prior at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, each Related Agreement and each instrument required to be executed and delivered by it on or prior to the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Company’s board of directors and have been duly and validly authorized by all corporate or similar action, and no other corporate or similar proceedings on the part of the Company are necessary to authorize this Agreement, any Related Agreement to which the Company is a party or any instrument required to be executed and delivered by the Company on or prior to the Closing or the consummation of transactions contemplated hereby or thereby, other than the Stockholder Approval. Each of this Agreement, the Related Agreements to which the Company is party and each instrument required to be executed and delivered by the Company on or prior to the Closing has been duly and validly and delivered by the Company and, assuming the due authorization, execution and delivery thereof by all other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.5 Required Vote. The board of directors of the Company has, at a meeting duly called and held prior to the execution of each of this Agreement and each Related Agreement to which the Company is a party, (a) unanimously approved and declared advisable this Agreement and each Related Agreement to which the Company is a party, (b) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Stockholders, (c) resolved to recommend and has recommended the approval and adoption of this Agreement and the Merger to the Stockholders and (d) directed that this Agreement and the Merger be submitted to the Stockholders. The affirmative vote of (i) holders of a majority of all the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and (ii) holders of 66 2/3 of the outstanding shares of Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis are the only votes, approvals or other corporate actions of the holders of Company Capital Stock or of any other security of the Company necessary for the Company to approve, authorize and adopt this Agreement, the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby, to consummate the Merger and the other transactions contemplated hereby and thereby and to confirm the allocation of consideration to be paid in the Merger or allocated to holders of Stock Options or Warrants (collectively, such vote referred to in clauses (i) and (ii) , the “Stockholder Approval”). After receipt of the Stockholder Approval, which is expected to occur promptly after the execution of this Agreement, the Merger and this Agreement will be duly and validly adopted and approved by the holders of the Company Capital Stock, and no further vote, approval or other action on the part of any holder of Company Capital Stock or of any other security of the Company will be required to approve or adopt this Agreement, the Merger, and the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby, to consummate the Merger and the other transactions contemplated hereby and thereby and to confirm the allocation of consideration to be paid in the Merger or allocated to holders of Stock Options or Warrants. The agreements to vote and proxies given in the Consent Agreement, once executed by the Securityholders named in Section 3.5 of the Company Disclosure Schedule are, in the aggregate, sufficient to ensure that the Stockholder Approval will be obtained.

3.6 No Conflict; Required Filings and Consents. Except as set forth on Section 3.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Related Agreements to which the Company is a party or any instrument required by this Agreement to be executed and delivered by the Company on or prior to the Closing do not, and the performance by the Company of this Agreement, the Related Agreements to which the Company is a party and any instrument required by this Agreement to be executed and delivered by the Company on or prior to the Closing shall not, (a) conflict with or violate the Company Charter or the Company’s bylaws, (b) conflict with or violate any Law or Order applicable to the Company or its Subsidiary or by which any of its properties, rights or assets is bound or affected, (c) result in any breach or violation of, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the Company’s or its Subsidiary’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of the Company or its Subsidiary pursuant to, any bond, indenture, Contract, permit, franchise or other instrument or obligation to which the Company or its Subsidiary is a party or by which such Person or its properties, rights or assets is bound or affected or (d) require the Company or its Subsidiary to obtain any material Approval of any Person or Governmental Authority, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Authority; except for, in the case of this clause (d), (i) the Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law and (iii) under the Hart-Scott-Rodino Antitrust Improvements Act; and except for, in the case of clauses (b) and (c), as would not reasonably be expected to result in a Material Adverse Effect.

3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedule sets forth (in subsections corresponding to the subsections hereof) a true and complete list of all of the following Contracts to which the Company or its Subsidiary is a party or by which it or its properties, rights or assets are bound as of the date of this Agreement (collectively, the “Material Contracts”):

(i) (A) employment Contracts or consulting Contracts with any employee or individual consultant of the Company or its Subsidiary, and all severance, change in control, retention or similar Contracts with any current or former Stockholders, directors, officers, employees, or individual consultants of the Company or its Subsidiary that would result in any obligation (absolute or contingent) of the Company or its Subsidiary to make any payment to any such Person following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship) or both; and (B) labor or collective bargaining Contracts (if any);

(ii) Contracts reasonably likely to involve revenues, receipts, expenditures or liabilities in excess of $250,000 per annum or $500,000 in the aggregate that are not cancelable by the Company or its Subsidiary (without penalty, cost or other liability) upon sixty (60) days’ notice or less;

(iii) (A) promissory notes, loan agreements, indentures, evidences of Indebtedness or other similar instruments and Contracts relating to the borrowing or lending of money, whether as borrower, lender or guarantor; (B) any interest rate swaps, caps, floors or option Contracts or any other interest rate risk management arrangement or foreign exchange Contracts; (C) performance or payment guarantees, letters of credit, security agreements, pledges, keep-well arrangements and other similar credit support obligations or arrangements; and (D) Contracts involving any obligation or liability of the Company or its Subsidiary (whether absolute, accrued, contingent or otherwise), as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person, in each case, to the extent there are obligations of the Company or its Subsidiary in excess of $50,000 outstanding thereunder;

(iv) (A) Contracts containing any limitation on the freedom of the Company or any of its Affiliates (or which following the Effective Time would, by the express terms of such Contract, purport to limit the freedom of Parent or any of its Affiliates) to engage in any line of business or compete with any Person or to operate at any location in the world, including non-competition non-solicitation and standstill obligations, exclusivity rights and “most favored nation” provisions; (B) Contracts that grant to any Person any options, rights of first refusal, first offer or co-sale or similar preferential rights to purchase any assets, properties or securities of the Company or its Subsidiary; or (C) Contracts requiring the Company or its Subsidiary to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor;

(v) Joint venture or partnership agreements or joint development, distribution or similar Contracts pursuant to which any third party is entitled or obligated to develop or distribute any products or provide any services on behalf of the Company or its Subsidiary or pursuant to which the Company or its Subsidiary is entitled or obligated to develop or distribute any products or provide any services on behalf of any third party;

(vi) Contracts for the acquisition, directly or indirectly (by merger or otherwise) of substantially all of the assets or capital stock of another Person;

(vii) Contracts involving the issuance or repurchase of any capital stock of the Company or its Subsidiary other than (A) the Company Stock Option Plan, (B) the Warrants, and (C) any Contracts pursuant to which any Stock Options and Warrants outstanding on the date hereof were issued;

(viii) Contracts relating to (i) marketing (A) with distributors, dealers, manufacturer’s representatives, sales agencies, advertising agencies or franchisees for or of the Company or its Subsidiary, (B) pursuant to which the Company or its Subsidiary has agreed to act as a distributor, dealer, manufacturer’s representative, sales agent, advertising agents or franchisee for or of another Person and (C) providing for the payment of a commission, royalty, brokerage, finder’s or referral or similar fee calculated as or by reference to a percentage of the revenues or profits of the Company or its Subsidiary or of any business segment or product of the Company or its Subsidiary (other than arrangements to pay commissions or fees to employees in the ordinary course of business consistent with past practice), or (ii) any profit sharing or revenue sharing arrangement with the Company or its Subsidiary in connection with the generation of content for the Company’s Websites;

(ix) Leases, subleases or similar contracts representing an interest in or in respect of (A) any Real Property or (B) any material rights, assets or property;

(x) Contracts related to Intellectual Property and development, distribution or commercialization of Products (including Software, Systems and Websites), other than (a) off-the-shelf, commercially available, shrinkwrap, clickwrap or similar Software licenses with annual fees of less than $5,000 on a per-seat basis (or $50,000 in the aggregate if not sold on a per-seat basis) (but including any Open Source Licenses (to the extent required to be disclosed pursuant to Section 3.17(h)) and source code escrow agreements), (b) confidentiality or nondisclosure Contracts based on industry standard terms and entered into in the ordinary course of business, or (c) non-exclusive licenses of the Marks on a royalty-free basis in conjunction with the distribution or promotion of Products and based on industry standard terms.

(xi) Contracts, directly or indirectly, with any Governmental Authority, including as subcontractor or otherwise, with any Person for the provision of goods, services or rights to or on behalf of any Governmental Authority;

(xii) barter or multi-element Contracts, or Contracts or series of Contracts pursuant to which the Company or its Subsidiary performs services or revenue generating activities and another party thereto provides services to the Company or its Subsidiary;

(xiii) Contracts with any Securityholder or Affiliate of the Company, including any agreements with directors or officers of the Company or its Subsidiary whereby the Company or its Subsidiary agreed to indemnify such director or officer; and

(xiv) Contracts that, if terminated, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

True and complete copies of all Material Contracts have been made available to Parent by the Company.

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth a true and complete list of Contracts between Arianna Huffington and any third party with respect to any Intellectual Property exclusively licensed by Ms. Huffington to the Company or its Subsidiary or that otherwise relates to Products. True and complete copies of all such Contracts have been delivered or made available to Parent by the Company.

(c) Subject to receipt of the consents listed in Section 3.6 of the Company Disclosure Schedule and the expiration of any Material Contract in accordance with its terms, each Material Contract is in full force and effect, is a valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, of each other party thereto and is enforceable in accordance with its terms against the Company or its Subsidiary and, to the Knowledge of the Company, against each other party, and such Material Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, with no alteration or acceleration or increase in fees or liabilities as a result thereof. Neither the Company nor its Subsidiary is or is alleged in writing to be, and no other party is or alleged by the Company or its Subsidiary to be, in material default under, or in material breach or violation of, any Material Contract to which the Company or its Subsidiary, as applicable, is a party (or that is required to be disclosed in Section 3.7(b)), and to the Knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation of any Material Contract.

3.8 Compliance. (a) Each of the Company and its Subsidiary is and has been in compliance with, and is not in default or violation of, the Company Charter and the Company’s bylaws, or the certificate of incorporation and bylaws of the Subsidiary, as applicable, and (b) each of the Company and its Subsidiary is and has been in material compliance with, and is not in material default or violation of any Law or Order by which it or any of its material properties, rights or assets are bound or affected, and each of the Company and its Subsidiary is and has been in compliance with in all material respects, and is not in material default or violation of, the terms of all bonds, indentures, Contracts, permits, franchises and other instruments or obligations to which it is a party or by which it or any of its properties, rights or assets are bound or affected. As of the date hereof, each of the Company and its Subsidiary is in compliance in all material respects with the terms of all applicable Approvals. Neither the Company nor its Subsidiary has received written notice of any revocation or modification of any material Approval of any Governmental Authority or that the Company or its Subsidiary is not in compliance with any Approval or any Law or Order. Neither the Company nor its Subsidiary has published, reproduced or otherwise disseminated, or permitted any of their employees or independent contractors or contributors to publish, reproduce or otherwise disseminate, any secret, top secret or other similarly classified information of any Governmental Authority (including, for the avoidance of doubt, materials distributed by Wikileaks) on the Websites of the Company or its Subsidiary, in each case in a manner that causes the Company to be in violation of Law.

3.9 Financial Statements; Payments Certificate.

(a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete copy of (i) the audited consolidated balance sheets of the Company as of December 31, 2008 and 2009 and the related audited consolidated statements of operations, statements of changes in stockholders’ equity and consolidated statements of cash flows for the years then ended and (ii) the unaudited consolidated balance sheets of the Company as of September 30, 2010 and the related unaudited consolidated statements of operations, statements of changes in stockholders’ equity and consolidated statements of cash flows for the nine months then ended (“Unaudited 2010 Financials”) (collectively, the “Delivered Financial Statements”). The Delivered Financial Statements were prepared on the basis of the books and records of the Company kept in the ordinary course consistent with past practice and fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and for the periods indicated, and were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the period indicated, except that the Unaudited 2010 Financials do not contain footnotes and are subject to year-end audit adjustments which, in the aggregate, shall not be material in amount, and except as forth in Section 3.9(a) of the Company Disclosure Schedule. When delivered to Parent pursuant to Section 6.12 of this Agreement, the 2010 Annual Financial Statements will have been prepared on the basis of the books and records of the Company kept in the ordinary course of business consistent with past practice and in accordance with GAAP applied on a basis consistent with the annual audited Delivered Financial Statements and will fairly present in all material respects the consolidated financial position of the Company as of December 31, 2010 and for the year then ended.

(b) The Payments Certificate delivered pursuant to Section 2.10 accurately sets forth in all respects the Calculation Amount, all components thereof and all other information required to be set forth therein.

3.10 Absence of Certain Changes or Events. Since September 30, 2010, and except as (i) contemplated pursuant to this Agreement or any Related Agreements, or (ii) provided in Section 3.10 of the Company Disclosure Schedule:

(a) there has not been any fact, event, change, development, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company has conducted its business only in the ordinary course of business consistent with past practice in all material respects; and

(c) (i) there has not been any change by the Company in its accounting or cash management methods, principles or practices (including with respect to reserves, revenue recognition, timing for payments of payments of accounts payable and collections of accounts receivable) or any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, and (ii) there has not been any action or event, and the Company and its Subsidiary have not agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section 5.1(b)(i), (ii), (iii), (v), (viii), (ix), (x), (xi), (xii) or (xiii) had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

3.11 No Undisclosed Liabilities; No Indebtedness.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor its Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise) required to be reflected in its financial statements in accordance with GAAP, and there is no existing fact, condition or circumstance that would reasonably be expected to result in such liabilities or obligations, except (i) liabilities or obligations expressly disclosed in the balance sheet as of September 30, 2010 included in the Delivered Financial Statements, and (ii) liabilities or obligations incurred since September 30, 2010 in the ordinary course of business consistent with past practice (but excluding any incurrence of Indebtedness) that are not material. Neither the Company nor its Subsidiary has any “off-balance-sheet arrangements” within the meaning of Item 303 of Regulation S-K of the U.S. Securities and Exchange Commission.

(b) Except as set forth on Schedule 3.11(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiary has any Indebtedness.

3.12 Absence of Litigation, Claims and Orders. There is no (a) material Claim pending or threatened in writing on behalf of or against the Company or its Subsidiary or any of their Products, properties, rights or assets (including cease and desist letters or invitations to take a patent license), (b) material Order outstanding to which the Company or its Subsidiary or any of their Products, properties, rights or assets is subject or (c) material Claim pending or threatened in writing on behalf of or against the Company or its Subsidiary that questions or challenges (i) the validity of this Agreement or any Related Agreement to which the Company is a party or (ii) any action taken or to be taken by the Company pursuant to this Agreement or any Related Agreement to which it is a party or in connection with the transactions contemplated hereby and thereby. Neither the Company nor its Subsidiary is subject to any outstanding Claim or Order, and neither the Company nor its Subsidiary has received a Claim or demand for payment, or has no Knowledge of any basis for the same, against it in respect of this Agreement, any Related Agreement to which the Company is a party or the transactions contemplated hereby and thereby. The Company has delivered or made available to Parent all (x) material pleadings relating to the matter disclosed in clause 1 of Section 3.12 of the Company Disclosure Schedule and (y) material written communications received by the Company or its directors or employees from counsel to the counterparties of the matter disclosed in clause 1 of Section 3.12 of the Company Disclosure Schedule, and the Company or its advisors have disclosed to Parent all material facts relating to such matters and the claims made thereunder.

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA) and all bonus, stock option, stock purchase, stock appreciation, incentive, deferred compensation, retirement, supplemental retirement, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, fringe and all other employee benefit plans, programs, agreements, policies or arrangements and all employment, consulting, advisory, executive compensation or severance Contracts, agreements or funds, whether or not subject to ERISA, formal or informal, written or oral, (i) for the benefit of, or relating to, any present or former employee, director or individual independent contractor of the Company, which is or has been entered into, contributed to, established by, participated in and/or maintained by the Company and (ii) under which the Company has any liability, whether or not such plan is terminated (together, the “Employee Plans”). With respect to each Employee Plan, the Company has provided to Parent current, correct and complete copies of (where applicable) (A) all plan documents, summary plan descriptions, summaries of material modifications, amendments and resolutions related to such Employee Plans, (B) the most recent determination letters received from the Internal Revenue Service (the “IRS”), and all material, non-routine communications to or from the IRS or any other Governmental Authority relating to each Employee Plan, (C) the three most recent Form 5500 Annual Reports, (D) the most recent audited financial statements and actuarial valuation reports and (E) all related agreements (including trust agreements), insurance Contracts and other Contracts which implement each such Employee Plan.

(b) (i) The Company has not engaged in any, and, to the Knowledge of the Company, there has been no, “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Plan; (ii) there are no Claims pending with respect to any Employee Plan (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against any Employee Plan or against the assets of any Employee Plan, or against the Company with respect to any Employee Plan, nor are there any current or, to the Knowledge of the Company, threatened, Liens on the assets of any Employee Plans; (iii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Claims; (iv) no written communication has been received from any Governmental Authority concerning the funded status of any Employee Plan or any transfer of assets or liabilities from or to any Employee Plan; (v) there is no judgment, decree, injunction, rule or order of any Court, Governmental Authority or arbitrator outstanding against or in favor of any Employee Plan, and there are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Authority involving any Employee Plan; (vi) each Employee Plan conforms to, and in its operation and administration has been established and administered, in each case, in all material respects in compliance with, the terms thereof and requirements of any and all applicable statutes (including ERISA and the Code), orders, and governmental Regulations (including all applicable requirements for notification, reporting and disclosure to participants of the U.S. Department of Labor, Internal Revenue Service or Secretary of the Treasury) and any other applicable Laws; (vii) the Company has performed in all material respects all obligations required to be performed by it under each Employee Plan and is not in material default under or material violation of, and has no Knowledge of any material default or material violation by any other Person with respect to, any of the Employee Plans; (viii) each Employee Plan intended to qualify under Section 401(a) of the Code has received or is entitled to rely on a favorable determination or opinion letter from the IRS and its related trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred which would reasonably be expected to cause the loss of such qualification or exemption; (ix) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, the terms of the Employee Plan or any collective bargaining agreement, or otherwise have been made on or before their due dates; (x) no event has occurred and no condition exists that would subject the Company, either directly or, to the Knowledge of the Company, by reason of its affiliation with any “ERISA Affiliate”

(defined as any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA; and (xi) no “reportable event” (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan.

(c) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (a “Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has, during the past six years, incurred any liability under such Title IV Plan, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring any liability under such Title IV Plan. No Employee Plan is, and none of the Company or any of its ERISA Affiliates has, during the past six years, contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution to, a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), a “multiple employer welfare arrangement,” (within the meaning of Section 3(40) of ERISA), or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control (within the meaning of Section 4063(a) of ERISA).

(d) Each Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, in each case, to the extent such requirements are applicable. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, no Employee Plan or other written or oral agreement exists which obligates the Company to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any current or former employee or individual independent contractor of the Company following such current or former employee’s or individual independent contractor’s termination of employment or consultancy with the Company, other than COBRA Coverage or comparable applicable laws.

(e) Each compensation arrangement between the Company and a service provider and each Employee Plan that is subject to Code Section 409A is in operational and documentary compliance in all material respects with the applicable requirements of Code Section 409A and all applicable IRS and Treasury Department guidance issued thereunder. As of immediately prior to the Effective Time, each outstanding Stock Option is exempt from Code Section 409A.

(f) Except with respect to Stock Options or as set forth in Section 3.13(f) of the Company Disclosure Schedule, no Employee Plan exists that, as a result of the execution of this Agreement, the Stockholder Approval or the transactions contemplated by this Agreement (whether alone or in connection with any other events), will (i) result in severance pay or any increase in severance pay upon any termination of employment or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans.

(g) As of the Closing Date, there are no Employee Plans and there are no other Contracts, plans or arrangements (written or otherwise) covering any current or former employee, director, officer, stockholder or individual independent contractor of the Company that, individually or collectively, will give rise to the payment of any amount or benefit in connection with the transactions contemplated by this Agreement that would not be deductible pursuant to the terms of Section 280G of the Code.

(h) With respect to each Employee Plan that is maintained outside the jurisdiction of the United States or that covers any employee or individual independent contractor residing or working outside the United States (the “Foreign Benefit Plans”): (i) all Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable Laws of any controlling Governmental Authority; and (ii) all Foreign Benefit Plans that are required to be funded are funded to the extent required by applicable Laws, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company entity to the extent required in accordance with applicable accounting standards.

(i) Each Person who has performed or rendered services or is currently performing or rendering services to or for the Company has been, and is, properly classified by the Company as an employee or independent contractor. The Company has fully and accurately reported the compensation of Persons classified as independent contractors on IRS Forms 1099 or similar forms when required to do so. The Company does not have and has not had any obligations to provide any health, welfare or retirement benefits with respect to any individual independent contractor under any Employee Plan subject to ERISA. Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, the Company does not employ, and has not employed, any “leased employees” as defined in Section 414(n) of the Code.

3.14 Employment and Labor Matters.

(a) The Company has made available to Parent, with respect to each of calendar years 2010 and 2011, a complete and accurate statement of (i) all directors and officers of the Company and their respective titles, (ii) all employees and individual independent contractors employed or engaged by the Company in the United States, (iii) all employees, individual independent contractors and Persons employed or engaged by, or otherwise providing services to, the Company outside the United States and (iv) for each individual identified in clause (i), (ii) or (iii) such Person’s W-2 or 1099 compensation or other statement of compensation, as applicable, for 2010, annual base salary or fees and bonus opportunity for 2011, job title and date of hire (provided that the Company shall furnish an updated statement with respect to clauses (ii) and (iii) for new hires and terminations after the date hereof, subject to Section 5.1, as of no earlier than five (5) Business Days preceding the Closing Date. Section 3.14(a)(2) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all accrued vacation time for all employees of the Company as of the date hereof (the “Accrued Vacation Amount”) as of the Effective Time.

(b) The Company is not delinquent in any material respect in payments to any of its employees or individual independent contractors for any wages, salaries, consulting fees, commissions, bonuses, benefits, contributions or other compensation for any services or otherwise arising under any Employee Plan or Law. Except with respect to Employee Plans, neither the Company nor its Subsidiary is liable for any severance pay or other payments to any current or former employee or individual independent contractor arising from the termination of employment or other service relationships. None of the Company’s nor its Subsidiary’s (if any) employment policies or practices are currently being audited or, to the Knowledge of the Company, investigated by any Governmental Authority or Court. There is no pending or, to the Knowledge of the Company, threatened Claim, unfair labor practice charge or other charge or inquiry against the Company or its Subsidiary brought by or on behalf of any current or former employee, individual independent contractor, retiree, labor organization or other representative of the Company’s employees or other individual or any Governmental Authority with respect to employment practices, in any case, brought by or before any Court or Governmental Authority, nor is there or has there been any audit or, to the Knowledge of the Company, investigation related to the Company’s classification of service providers as employees, individual independent contractors or otherwise. There has been no determination by the Company or written notification to the Company by any Governmental Authority of any determination by such Governmental Authority, in either case, that any of the Company’s individual independent contractors or other service providers should have been classified as an employee with respect to any period of service with the Company.

(c) (i) There are no material controversies pending or, to the Knowledge of the Company threatened, between the Company or its Subsidiary and any of its employees or individual independent contractors; (ii) neither the Company nor its Subsidiary is a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company or its Subsidiary nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees or individual independent contractors of the Company or its Subsidiary; (iii) there have been no organized strikes, slowdowns, work stoppages, lockouts or, to the Knowledge of the Company, threats thereof by or with respect to any employees, or individual independent contractors of the Company or its Subsidiary, and (iv) there are no material employment-related grievances pending or, to the Knowledge of the Company, threatened. Neither the Company nor its Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. Each of the Company and its Subsidiary is in compliance in all material respects with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, including the obligations of the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and any similar state or local statute, rule or regulation, and all other notification and bargaining obligations arising under Law. The Company has not effectuated a “plant closing” or “mass layoff” (as those terms are defined in WARN or similar Laws) affecting in whole or in part any site of employment, facility, operating unit or employee of the Company without complying with all provisions of WARN or similar Laws or implemented any early retirement, separation or window program, nor has the Company planned or announced any such action or program for the future.

(d) Neither the Company, its Subsidiary, nor, to the Knowledge of the Company, any of the Company’s employees or individual independent contractors is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any Court or Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company or its Subsidiary or that would conflict with the Company’s or its Subsidiary’s business as conducted and as currently proposed to be conducted.

(e) All of the Company’s employees are “at will” employees, subject to any termination notice and severance provisions included in applicable Employee Plans or required under applicable Law. The Company’s Subsidiary has no employees.

(f) The Company has no obligation to pay any bonuses in respect of 2010 or any prior year or any portion thereof that are unpaid as of the Closing.

3.15 Title to Properties, Rights and Assets; Leases.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company and its Subsidiary each has good and marketable title to (or in the case of leased properties, valid leasehold interests in) all of its real and material personal properties (whether owned or leased, tangible or intangible), rights and assets, free and clear of all Liens.

(b) Neither the Company nor its Subsidiary owns any real property or other interest therein, other than interests in the Real Property as described in Section 3.15(b) of the Company Disclosure Schedule. Section 3.15(b) of the Company Disclosure Schedule contains a list of all leases of, licenses and other interests in real property to which the Company is a party or in which it holds a leasehold interest, license or other interest (collectively, “Real Property”). With respect to such Real Property, (i) each Real Property lease, license or interest to which the Company is a party is in full force and effect and enforceable against the Company and, to the Knowledge of the Company, the counterparty thereto in accordance with its terms, (ii) all rents, additional rents and or other payments due to date from the Company on each such lease, license or other interest have been paid, (iii) the Company has not received written notice that it is in default thereunder and (iv) there exists no material default by the Company under such lease, license or other interest. The Company’s Subsidiary is not a party to any Real Property lease. There are no leases, subleases, licenses, concessions or any other Contracts to which the Company or its Subsidiary is a party granting to any Person other than the Company any right to possession, use occupancy or enjoyment of any of the Real Property or any portion thereof. Neither the Company nor its Subsidiary is obligated under or bound by any option, right of first refusal, purchase Contract or other Contract to sell or otherwise dispose of any Real Property or any other interest in any Real Property.

3.16 Taxes. Except as set forth on Section 3.16 of the Company Disclosure Schedule:

(a) All income and other material Tax Returns required to be filed before the Closing Date by or on behalf of the Company or its Subsidiary and each affiliated, combined, consolidated, unitary or similar group of which the Company or its Subsidiary is or was at any time a member (an “Affiliated Group”) have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b) All income and other material Taxes payable by or with respect to the Company or its Subsidiary (whether or not shown on any Tax Return) have been timely paid. There are no Tax Liens on any assets of the Company or its Subsidiary other than Liens for current Taxes not yet due and payable.

(c) The unpaid Taxes of the Company and its Subsidiary did not as of September 30, 2010 exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet as of September 30, 2010 included in the Delivered Financial Statements (rather than in any notes thereto). Neither the Company nor its Subsidiary has incurred a Tax liability since September 30, 2010 other than a Tax liability in the ordinary course of business consistent with past practice.

(d) The Company has delivered or made available to Parent true and complete copies of (i) all income and other material Tax Returns of the Company and its Subsidiary and (ii) all private letter rulings, revenue agent reports, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Company or its Subsidiary and related to Taxes for any taxable periods.

(e) To the Knowledge of the Company, no claim has been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary is or may be subject to Tax in such jurisdiction.

(f) No action, suit, proceeding, assessment, Claim or audit has been brought or is currently being brought (and, to the Knowledge of the Company, none of the same nor any investigation of the same has been threatened) with respect to the Company or its Subsidiary, any of their respective assets or properties, or any Affiliated Group of which the Company or its Subsidiary is or has been a member in respect of any income or other material Taxes. No income or other material Tax deficiency or material claim for additional income or other material Taxes has been asserted or threatened in writing against the Company, its Subsidiary or any Affiliated Group by any Governmental Authority, and the Company has no Knowledge of any grounds for such assessment.

(g) Neither the Company nor its Subsidiary has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any income or other material Tax. No extension or waiver of time within which to file any income or other material Tax Return of, or applicable to, the Company or its Subsidiary has been granted or requested which has not since expired.

(h) Neither the Company nor its Subsidiary is or has ever been (nor does the Company or its Subsidiary have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined, unitary or similar group (other than a group the common parent of which is the Company). Neither the Company nor its Subsidiary is a party to any Tax allocation, Tax indemnity or Tax sharing agreement nor is it liable for the Taxes of any other Person under U.S. Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(i) The Company and its Subsidiary have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes

(including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 3406 of the Code or similar provisions under any foreign Laws) and, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have, within the time and in the manner required by all applicable Laws, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(j) Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in the method of accounting for a Pre-Closing Tax Period, (ii) any intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) entered into on or prior to the Closing Date, (iii) any material prepaid amount received on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date (v) an election under Section 108(i) of the Code, or for any other reason.

(k) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or its Subsidiary.

(l) No power of attorney (except any power of attorney authorizing an employee of the Company or its Subsidiary to act on behalf of the Company or its Subsidiary, as applicable) has been executed with respect to any matter relating to Taxes of the Company or its Subsidiary that is currently in force.

(m) Neither the Company nor its Subsidiary has been a party to any distribution in which the parties to such distribution treated the distribution as one to which Sections 355 or 361 of the Code is applicable.

(n) Neither the Company nor its Subsidiary has entered into any transactions that are or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state, local or foreign Law).

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth (i) for the Intellectual Property owned by the Company or its Subsidiary, a true and complete list of all United States and foreign registrations and applications for patents, Marks, copyrights and domain names, indicating the applicable jurisdiction, registration number (or application number) and date issued or filed; (ii) all material unregistered Software and Marks owned by the Company or its Subsidiary; and (iii) any material Intellectual Property exclusively licensed to the Company or its Subsidiary.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a true and complete list of all Products currently being commercially published or made available by the Company or its Subsidiary, as of the date of this Agreement.

(c) As of the date of this Agreement, all Intellectual Property set forth on Section 3.17(a)(i) and any registrations or applications in respect of Intellectual Property set forth on Section 3.17(a)(iii) are subsisting, unexpired, and not abandoned, except as set forth in Section 3.17(c) of the Company Disclosure Schedule, not subject to any filings, fees or other actions falling due within ninety (90) days after the date hereof. No actions are necessary within ninety (90) days after the date hereof to avoid a statutory bar to patentability of any material unregistered patentable invention owned by the Company or its Subsidiary.

(d) The Company (i) solely and exclusively owns, free and clear of all Liens and interests of third parties, the Intellectual Property set forth on Sections 3.17(a)(i) and 3.17(a)(ii), and (ii) owns or has the valid right to use, free and clear of all Liens and interests of third parties (other than as provided in any license with respect thereto), all other Intellectual Property and Products used in the conduct of the Company’s or its Subsidiary’s business as currently conducted. Arianna Huffington solely and exclusively owns, free and clear of all Liens and interests of third parties, the Intellectual Property set forth on Section 3.17(a)(iii). As of the date of this Agreement, no royalties, honoraria or other fees are payable by the Company or its Subsidiary to any third parties with respect to any Intellectual Property or Products owned by the Company or its Subsidiary or set forth on Section 3.17(a)(iii).

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, all Persons who have contributed to the creation, invention, modification or improvement of any Intellectual Property and Products purportedly owned by the Company or its Subsidiary, in whole or in part, have signed written agreements that assign to the Company all of their right, title and interest therein so that all such Intellectual Property and Products are owned exclusively by the Company or its Subsidiary. The Company has taken commercially reasonable actions consistent with generally accepted industry standards to ensure the trade secret status and confidentiality of its material trade secrets and of any other material proprietary information, and has disclosed such trade secrets only pursuant to adequate, written confidentiality agreements. To the Knowledge of the Company, as of the date hereof, no other Person has or is attempting to acquire knowledge of the material trade secrets of the Company or its Subsidiary.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, (i) the conduct of the Company’s and its Subsidiary’s business as currently conducted (and its employees’ and consultants’ performance of their duties in connection therewith), does not infringe, misappropriate, violate or impair (“Infringe”) any Intellectual Property of any Person (or any Person’s rights in ideas or under the laws of defamation, libel or publicity), (ii) to the Knowledge of the Company, the Intellectual Property of the Company or its Subsidiary is not being Infringed by any Person; and (iii) there is no Claim or Order pending, outstanding or threatened in writing against the Company or its Subsidiary or to the Knowledge of the Company against Arianna Huffington (including cease or desist letters or invitations to take a patent license), that seeks to limit or challenge or that concerns (x) any Intellectual Property used by the Company or (y) any Products required to be set forth in Section 3.17(a) or 3.17(b) of the Company Disclosure Schedule. Without limiting the terms of Section 3.7(c) as it applies to Contracts required to be disclosed pursuant to Section 3.7(a)(x), for clarity, this Section 3.17(f) incorporates the only representations and warranties in this Agreement regarding infringement of third party Intellectual Property rights.

(g) All Software, Systems and Websites material to the operations of the Company and its Subsidiary (i) are free from any material defect, bug, virus, or programming, design or documentation error, and (ii) conform in all material respects to the applicable specifications thereof.

(h) Except as provided in Section 3.17(h) of the Disclosure Schedule, none of the Intellectual Property or Products owned or used by the Company or its Subsidiary, incorporates, is a derivative of or has embedded in it any source, object or other Software code that (i) is subject to an “open source,” “copyleft” or other similar type of license (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Public Domain licenses and the like) (each of the foregoing, an “Open Source License”) that would subject any proprietary source code of the Company or its Subsidiary to the terms of such Open Source License and (ii) would otherwise require the public distribution, contribution, licensing or public disclosure of such proprietary source code or impose limitations on the Company’s or its Subsidiary’s right to require payments in connection therewith.

(i) No Software owned by the Company or its Subsidiary is subject to any agreement with any third party pursuant to which the Company or its Subsidiary has, or could be required to deposit into escrow such the source code with respect to such Software or pursuant to which access to the source code of such Software is or would be granted to a third party. There has been no unauthorized disclosure of any of the Company’s or its Subsidiary’s material proprietary source code (A) by any Employee of the Company, or (B) to the Knowledge of the Company, by any other Person.

(j) No other Person has a license, Lien or interest in the Marks that have been exclusively licensed by Arianna Huffington to the Company or to its Subsidiary. No other Person has an exclusive right or license to use any Intellectual Property or Products owned by the Company or its Subsidiary or owned by Arianna Huffington and relating to the Products. The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of, or payment of any material additional amounts with respect to, the Company’s or its Subsidiary’s right to own, use or hold for use any of the Intellectual Property or Products owned, used or held for use by it in the conduct of its business as currently conducted.

(k) (i) The Company and its Subsidiary each complies in all material respects with all relevant Laws and regulations relating to its Intellectual Property (including the U.S. Digital Millennium Copyright Act and any foreign equivalents), and (ii) the Company and its Subsidiary each has operated its business to obtain, maintain and maximize all applicable protections under the “safe harbors” of 47 U.S.C. §230 and 17 §U.S.C. 512 (including by following the procedures set forth on Section 3.17(k) of the Company Disclosure Schedule). The Company responds promptly to all complaints received by the Company or its Subsidiary relating to Intellectual Property infringements (and responds in a commercially reasonable manner to all other violations of the Law related to defamation, libel, slander or publicity), in each case occurring through or in connection with its Products, other Software, Systems and Websites.

3.18 Privacy and Security.

(a) The Company and its Subsidiary each complies in all material respects with all U.S., state, foreign and multinational Laws (including the Children’s Online Privacy Protection Act and California Civil Code 1798.81.5), its own published, posted and internal agreements and policies (“Privacy Laws”) with respect to: (i) personally identifiable information (including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s or its Subsidiary’s Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its business partners; (ii) spyware and adware; (iii) the sending of solicited or unsolicited electronic mail messages; (iv) confidential or classified information or information whose use, possession or disclosure is regulated or restricted by any Government Authority; and (v) privacy generally. The Company and its Subsidiary post all policies with respect to Personal Information on its Websites in conformance with applicable Laws. Except as disclosed in the Company’s posted privacy policy, neither the Company nor its Subsidiary uses, collects, or receives any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information.

(b) Except as disclosed in the Company’s posted privacy policy: (i) neither the Company nor its Subsidiary serves advertisements into advertising inventory created by downloadable Software which launches without a user’s express activation, and (ii) neither the Company nor its Subsidiary has received (and has no Knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of any of the Company’s tracking technologies.

(c) The Company and its Subsidiary take commercially reasonable steps consistent with generally accepted industry standards to protect the operation, confidentiality, integrity and security of their Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same that would require by Law notification or remedial action by the Company or its Subsidiary. Without limiting the generality of the foregoing, the Company and its Subsidiary (i) use encryption technology of at least 128-bit and (ii) consistently implement security upgrades, infrastructure and processes to (A) identify internal and external risks to the security of the Company’s and its Subsidiary’s confidential information and Personal Information and (B) implement, monitor and improve adequate and effective safeguards to control those risks.

3.19 No Restrictions on the Merger; Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Consent Agreement, the Merger and the transactions contemplated hereby and thereby (and this Agreement, the Consent Agreement, the Merger and the transactions contemplated hereby and thereby are exempt) from, any “fair price”, “moratorium”, “control share”, “affiliate transaction”, “business combination” or other applicable takeover Laws or Regulations of any state, local, foreign, municipality or other jurisdiction, including Section 203 of the DGCL (collectively, “Takeover Statutes”). The provisions of Section 203 of the DGCL do not apply to the Merger.

The board of directors of the Company has, prior to the date hereof, unanimously approved this Agreement, the Consent Agreement, the Merger and the transactions contemplated hereby or thereby.

3.20 Brokers. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiary.

3.21 Certain Business Practices. Neither the Company nor its Subsidiary, nor any director, officer, employee, consultant or agent of the Company or its Subsidiary has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other similar unlawful payment under any similar foreign Laws.

3.22 Interested Party Transactions. Except as set forth on Section 3.22 of the Company Disclosure Schedule, there are no existing, and there have been no, Contracts, transactions, Indebtedness, arrangements or any related series thereof, between the Company or its Subsidiary, on the one hand, and any of the directors, officers, Securityholders or other Affiliates of the Company, or any of their respective Affiliates or family members, on the other hand, except for amounts due (a) as salaries and bonuses in the ordinary course of business consistent with past practice, (b) Stock Option grants to officers and directors, and (c) in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice.

3.23 Environmental Matters.

(a) To the Knowledge of the Company: (i) the Company and its Subsidiary each complies (and has at all prior times complied) in all material respects with all applicable Environmental Laws and applicable Environmental Permits, and possess all Environmental Permits material to it as it currently operates; (ii) there are and have been no Materials of Environmental Concern or other conditions at any property owned, operated or otherwise used by the Company or its Subsidiary now or in the past; (iii) neither the Company nor its Subsidiary has received any written Claim (including any notice of violation or alleged violation) under any Environmental Law or with respect to any Materials of Environmental Concern relating to the Company or its business that is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is the Company or its Subsidiary the subject of any investigation or the recipient of any request for information that could reasonably be expected to result in any such Claim or threatened Claim; (iv) there are no Orders or Contracts under any Environmental Law or with respect to any Materials of Environmental Concern to which the Company or its Subsidiary is a party or affecting its business; and (v) no material quantities of mold (or conditions that would reasonably be respected to result in the development of material quantities of mold) are present at any of the Real Property owned by the Company; except with respect to clauses (i) through (v) above as would not be reasonably expected to result in a Material Adverse Effect.

(b) The Company has delivered or made available to Parent true and complete copies of all Environmental Reports in the possession or control of the Company or its Subsidiary.

3.24 Insurance. Section 3.24 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of the Company and its Subsidiary. There is no claim by the Company or its Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed in writing to the Company or its Subsidiary by the insurers of such policies. All premiums payable under all such policies have been paid, and the Company and its Subsidiary is otherwise in material compliance with the terms of such policies. There is not any threatened to the Company or its Subsidiary in writing termination of, or premium increase with respect to, any of such policies, except for increases in premiums in the ordinary course of business. The premiums for the Company’s directors and officers insurance policy in effect as of the date of this Agreement do not exceed $20,000 per annum.

3.25 Accounts Receivable. Subject to any reserves set forth in the Delivered Financial Statements, the accounts receivable shown on the Delivered Financial Statements represent bona fide claims against debtors for sales and other charges and are not subject to discount except for immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the audited Delivered Financial Statements was, and when delivered to Parent pursuant to Section 6.12 of this Agreement such amount in the 2010 Annual Financial Statements will be, calculated in accordance with GAAP and in a manner consistent with prior periods.

3.26 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, the Company does not make any representation or warranty (whether express or implied) with respect to the Company or its respective businesses, operations, rights, assets, liabilities, condition (financial or otherwise) or results of operations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

4.1 Organization; Formation of Merger Sub.

(a) (i) Parent is a corporation duly organized, validly existing and in good standing under Delaware Law, and (ii) Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not materially impair its ability to consummate the transactions contemplated hereby.

(b) Merger Sub is a newly-formed entity that has been formed solely for the purposes of the Merger and has not carried on any business or engaged in any activities other than those reasonably related to the Merger.

4.2 Authority; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each instrument required to be executed and delivered by them on or prior to the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement, each Related Agreement to which it is a party and each instrument required hereby to be executed and delivered by Parent and Merger Sub on or prior to the Closing, the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been have been duly and validly approved by the board of directors of Parent, the board of directors of Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, any Related Agreement to which they are a party or any instrument required to be executed and delivered by them on or prior to the Closing or the consummation of the transactions contemplated hereby or thereby. Each of this Agreement, the Related Agreements to which Parent and Merger Sub are party and each instrument required to be executed and delivered by them on or prior to the Closing has been duly and validly and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company and the Securityholders’ Agent, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3 No Conflict; Required Filings and Consents. The execution and delivery by Parent and Merger Sub of this Agreement, the Related Agreements to which they are a party or any instrument required by this Agreement to be executed and delivered by them on or prior to the Closing do not, and the performance of this Agreement, the Related Agreements to which they are a party and any instrument required by this Agreement to be executed and delivered by them on or prior to the Closing shall not, (a) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) conflict with or violate in any respect any Law or Order applicable to Parent or Merger Sub or by which any of their respective properties, rights or assets is bound or affected or (c) require Parent or Merger Sub to obtain any material Approval of any Person or Governmental Authority, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Authority, except for, in the case of this clause (c), (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law and (ii) under the Hart-Scott-Rodino Antitrust Improvements Act.

4.4 Absence of Litigation, Claims and Orders. As of the date hereof, there is no Claim pending or threatened on behalf of or against Parent or Merger Sub that questions or challenges (a) the validity of this Agreement or any Related Agreement to which they are a party or (b) any action taken or to be taken by them pursuant to this Agreement or any Related Agreement to which they are a party or in connection with the transactions contemplated hereby and thereby. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Claim or Order in respect of this Agreement, any Related Agreement to which they are a party or the transactions contemplated hereby and thereby.

4.5 Sufficiency of Funds. Parent and Merger Sub each have, and will have at the Closing, sufficient funds available to pay the aggregate Merger Consideration, Warrant Consideration and Option Consideration and to perform their obligations hereunder and under the Related Agreements.

4.6 Brokers. Except as set forth in Section 4.6 of the Purchaser Disclosure Schedule, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.7 No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE IV, neither Parent nor Merger Sub makes any representation or warranty (whether express or implied) with respect to Parent, Merger Sub or their respective businesses, operations, rights, assets, liabilities, conditions (financial or otherwise) or results of operations.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by the Company Pending the Merger.

(a) From the date hereof until the earlier of (x) the termination of this Agreement in accordance with the terms hereof or (y) the Effective Time, except (I) as expressly required by this Agreement or (II) as specifically agreed to by Parent in writing in advance, the Company shall conduct its business only, and the Company shall, and shall cause its Subsidiary to, not take any action except, in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws. The Company shall use its commercially reasonable efforts to preserve intact the business organization, assets and Intellectual Property of the Company, to maintain in effect the Material Contracts and to preserve the present relationships of the Company with its material contractors, advertisers, licensees, customers, suppliers and other Persons with which the Company has business relations.

(b) By way of amplification and not limitation of Section 5.1(a), from the date hereof until the earlier of (x) the termination of this Agreement in accordance with the terms hereof or (y) the Effective Time, except (I) as expressly required by this Agreement, (II) as specifically consented to in writing by Parent in advance (such consent not to be unreasonably withheld or delayed) or (III) as set forth on Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiary to not, directly or indirectly take any of the following actions:

(i) amend or otherwise change the certificate of incorporation or bylaws of the Company or its Subsidiary or alter through merger, liquidation, reorganization, restructuring or in any other fashion the structure or ownership of the Company or its Subsidiary;

(ii) (A) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, or alter or modify the terms of rights or obligations under any shares of capital stock of any class or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest or Stock-Based Rights of the Company or its Subsidiary (except for the issuance of Common Stock issuable upon the exercise of Stock Options or Warrants or the conversion of the Preferred Stock outstanding on the date of this Agreement and in accordance with the terms thereof in effect as of the date of this Agreement); (B) adopt, ratify or effectuate a stockholders’ rights plan or agreement or similar plan or Contract; or (C) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or its Subsidiary;

(iii) (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (B) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except to the extent necessary to comply with the terms of this Agreement); or (C) amend the terms of, repurchase, redeem or otherwise acquire any of its securities;

(iv) (A) acquire any interest (by merger, consolidation, acquisition of stock or assets or otherwise) in or organize any corporation, limited liability company, partnership, joint venture, trust or other entity or Person or any business organization or division thereof or (B) acquire any material rights (other than content and the Intellectual Property rights pertaining thereto), assets or properties of another Person;

(v) sell, transfer, deliver, lease, sublease, license, sublicense, mortgage, pledge, encumber, impair, allow the expiration or lapse of or otherwise dispose of (in whole or in part), or create, incur, assume or cause to be subjected to any Lien on, any of the assets, rights or properties of the Company or its Subsidiary (including any Intellectual Property or accounts receivable), except non-exclusive licenses of the Marks on a royalty-free basis in conjunction with the distribution or promotion of the Products and based on industry standard terms, or except in the ordinary course of business consistent with past practice;

(vi) (A) incur any Indebtedness, issue any debt securities or any warrants or rights to acquire any debt security or enter into any other financial commitments relating to the lending of money or securities; (B) assume, guarantee or endorse or otherwise become responsible for, any Indebtedness or obligations of any other Person; (C) enter into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement; (D) make any loans or advances to any Person (including to any present or former directors, officer, employee or consultant of the Company or its Subsidiary), other than routine advances for expenses to employees of the Company or its Subsidiary in the ordinary course of business consistent with past practice; or (E) cancel, forgive or discharge in whole or in part any outstanding loans or advances due to, or claims of, the Company or its Subsidiary or waive any rights of material value to the Company or its Subsidiary;

(vii) authorize or make any expenditures (including capital expenditures) in excess of an aggregate amount of $500,000 outside of the ordinary course of business consistent with past practice or except as otherwise expressly contemplated by this Agreement;

(viii) except as expressly contemplated by this Agreement, or required by applicable Law or the terms of any existing Employee Plan: (A) increase the compensation or fringe benefits (including, but not limited to, vacation or paid time off entitlement) of any present or former director, officer, employee, individual consultant or independent contractor of the Company or its Subsidiary, (B) grant any bonus, severance or termination pay to any present or former director, officer, employee, individual consultant or independent contractor of the Company or its Subsidiary, (C) establish, adopt, enter into, amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, (D) grant any equity or equity-based awards or Stock-Based Rights, (E) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company or its Subsidiary, (F) terminate without Cause any employee or individual independent contractor of the Company or its Subsidiary or (G) except for the hiring or engagement of (x) non-officer employees who have aggregate annual compensation that is not in excess of $60,000 (y) in the ordinary course of business consistent with past practice and (z) with prompt written notice to Parent promptly following such hiring, hire or engage any employee or individual independent contractor of the Company or its Subsidiary;

(ix) except as required by Law, make any change to any accounting or cash management policies, procedures or practices (including with respect to reserves, revenue recognition, timing for payments of accounts payable and collection of accounts receivable) of the Company or its Subsidiary, including altering the normal timing for payment of accounts payable or collection of accounts receivable outside of the ordinary course of business;

(x) (A) enter into any Contract that if entered into prior to the date hereof would be a Material Contract (except for Contracts for the Company’s products and services in the ordinary course of business consistent with past practice); (B) materially modify, materially amend, materially extend or materially supplement, transfer or terminate any Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into, extend or cancel or terminate any Contract with respect to Real Property; (D) materially modify, materially amend or transfer in any way or terminate any material license agreement, standstill or confidentiality agreement with any third party, or waive, release or assign any material rights or claims thereto or thereunder; or (E) enter into, modify, amend or supplement any Contract to provide exclusive rights or obligations or any non-competition, non-solicitation, “most favored nation” or similar obligations or restrictions;

(xi) (A) make or change any material Tax election or change any method of Tax accounting except as required by a Government Authority or applicable Law, (B) settle or compromise any material Tax liability, (C) file any amended material Tax return except as required by a Government Authority or applicable Law, (D) enter into any closing agreement relating to any material Tax, (E) agree to an extension of a statute of limitations with respect to any material Tax matter, or (F) surrender any right to claim a material Tax refund;

(xii) (A) commence any material Claim, (B) pay, discharge, satisfy, compromise or settle any material Claim except solely for cash in an amount, in the aggregate, not to exceed $50,000, or (C) waive, assign or release any material rights or claims;

(xiii) other than routine advances for expenses to employees of the Company or its Subsidiary in the ordinary course of business consistent with past practice, engage in, enter into or modify or amend any Contract, transaction, Indebtedness, commitment or other arrangement with, directly or indirectly, any of the directors, officers, employees, consultants, Securityholders or other Affiliates of the Company, or any of its Affiliates or family members;

(xiv) fail to maintain in full force and effect all insurance policies currently in effect, except that existing policies may be replaced by new or successor policies of substantially similar coverage;

(xv) commence any proceeding for any voluntary liquidation, dissolution, or winding up of the Company or its Subsidiary, including initiating any bankruptcy proceedings on behalf of the Company or its Subsidiary; or

(xvi) authorize any of the foregoing, or agree or enter into or amend any Contract or commitment to do any of the foregoing.

Notwithstanding the foregoing or anything contained herein to the contrary, but without limiting Section 3.13(g), if the Company reasonably determines, in consultation with Parent, that it is necessary or desirable prior to the Effective Time to obtain stockholder approval of any compensatory payments or benefits in accordance with Treasury Regulation 1.280G-1 Q/A 7 in a manner intended to avoid the application of the deduction limitations and excise taxes imposed under Code Section 280G and Code Section 4999, respectively, then the Company shall use reasonable best efforts to take all such actions in furtherance of obtaining such stockholder approval (including without limitation, entering into waivers of payments or benefits, preparing a Code Section 280G Information Statement and seeking the requisite stockholder approval), and such actions shall not constitute a violation of the restrictions contained in this Section 5.1.

5.2 No Solicitation of Other Proposals.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any of its Subsidiaries, directors, officers, employees, consultants, advisors, representatives or agents, or any Stockholder party to the Consent Agreement (collectively, the “Company Representatives”), to, directly or indirectly, (i) solicit, facilitate, initiate, entertain, knowingly encourage or take any action to solicit, facilitate, initiate or encourage, any inquiries or communications regarding the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein) or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) relating to (i) any merger, consolidation, reorganization or other direct or indirect business combination, recapitalization, liquidation, winding-up of, or similar transaction, involving the Company or its Subsidiary, (ii) the issuance or acquisition or offer of issuance or acquisition (including pursuant to any tender, exchange offer or other bid) of shares of capital stock or other equity securities of the Company or its Subsidiary, (iii) the sale, lease, exchange, license (whether exclusive or not), subject to Section 5.1(b), or other disposition of a substantial portion of the Intellectual Property or a substantial portion of the business or other assets of the Company or its Subsidiary, or (iv) any other transaction, the consummation of which could reasonably be expected to materially impede, materially interfere with, prevent or materially delay the consummation of the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated, and shall cause all Company Representatives to immediately terminate and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Nothing in this Section 5.2(a) shall, or shall be deemed to, prohibit the issuance of Common Stock issuable upon the exercise of Stock Options or Warrants or the conversion of the Preferred Stock outstanding on the date of this Agreement and in accordance with the terms thereof in effect as of the date of this Agreement.

(b) In addition to the other obligations of the Company set forth in this Section 5.2, the Company shall promptly advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Company shall inform Parent on a prompt and current basis of the status and content of any developments regarding any Acquisition Proposal from a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding any Acquisition Proposal or of any other developments or circumstances relating to the Acquisition Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Information Statement.

Promptly after the execution hereof, the Company shall prepare and circulate to Stockholders an information statement (the “Information Statement”) in connection with the Company’s solicitation of the adoption and approval by written consent of this Agreement and the Merger by the Stockholders, and the Company shall use reasonable best efforts to solicit their consent thereto and to cause them to deliver their executed counterpart to the Consent Agreement, in each case as soon as practicable after the date hereof. The Information Statement shall include the required notice under Delaware Law that the holders of Company Capital Stock are or may be entitled to assert dissenters’ rights under such Law in connection with the Merger. The Company will promptly advise Parent if at any time prior to the Effective Time the Company shall obtain knowledge of any facts that might make it necessary to amend or supplement the Information Statement in order to make the statements contained therein not misleading or to comply with applicable Law. The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the holders of Company Capital Stock approve the Merger and shall, in accordance with the requirements of Section 228(e) of the DGCL, notify any holder of Company Capital Stock who did not execute the Stockholder Approval of the corporate action taken by those Stockholders who did execute the Stockholder Approval, and all such other information as Parent shall reasonably request. Any materials to be submitted to the Stockholders by the Company in connection with this Agreement or the transactions contemplated hereby shall be subject to Parent’s advance review and approval (not to be unreasonably withheld).

6.2 Access to Information; Confidentiality.

(a) From and after the date hereof until the earlier of (x) the Closing Date or (y) the termination of this Agreement in accordance with its terms, subject to applicable Laws relating to the exchange of information, upon reasonable notice during normal business hours, the Company shall afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (collectively “Parent Representatives”) reasonable access to all its properties, records, databases, books, Contracts, commitments and other information (however stored) and furnish promptly to Parent all such information as Parent may reasonably request. The Company shall make available to Parent the appropriate individuals for discussion of its business, properties and personnel as Parent or the Parent Representatives may reasonably request; provided, however, that no investigation pursuant to this Section 6.2(a) shall affect any remedy available to Parent for any breach by the Company of its representations, warranties and agreements contained herein. Without limiting the foregoing, the Company shall provide all financial information concerning the Company as may be reasonably requested by Parent, including (i) as soon as practicable (but no later than thirty (30) days after the end of any fiscal quarter of the Company), consolidated unaudited financial statements of the Company for such fiscal quarter and (ii) as soon as practicable (but no later than fifteen (15) days after the end of each calendar month), consolidated unaudited financial statements of the Company for such calendar month. In addition, the Company shall provide all information reasonably requested by Parent relating to net operating loss and credit carryovers of the Company and its Subsidiary, including information necessary for Parent to determine the amounts of such net operating loss and credit carryovers and limitations, if any, on the use of such net operating loss and credit carryovers under applicable Law. For the avoidance of doubt, any study regarding such net operating loss and credit carryovers, or limitations on the use thereof, shall be conducted by Parent solely at its own expense. Notwithstanding the terms of this Section 6.2, if the Company reasonably and in good faith determines that the provision of such access or information would violate applicable Law or an obligation of confidentiality under a Contract with a third-party or jeopardize the protection of the attorney-client privilege, then the Company (A) may limit such access or information only to the extent the provision of such access or information is restricted and (B) shall reasonably cooperate with Parent to eliminate or limit such restriction and allow such access or information to the maximum extent possible, including by providing such access or information to Parent’s attorneys, accountants, consultants or other advisors, providing a summary of such information and/or making such information available in a “clean room” or similar place where access is restricted to Persons permitted to view such information.

(b) Parent shall keep all information obtained pursuant to Section 6.2(a) confidential in accordance with the terms of the Mutual Non-Disclosure Agreement, dated as of January 14, 2011 (the “Confidentiality Agreement”), between Parent and the Company; provided, however, that notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and the Company may issue press release(s) or make other public announcements in accordance with Section 6.6.

(c) Each of the Company and the Securityholders’ Agent hereby agrees that, except as required by law, it will hold, and will cause its Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers, financial advisors and, with respect to the Securityholders’ Agent, the Securityholders) to hold, as confidential any information regarding Parent, Merger Sub, the existence of this Agreement, any of the terms and conditions of this Agreement and the transactions contemplated hereby provided, however, that notwithstanding anything to the contrary in this paragraph, Parent and the Company may issue press release(s) or make other public announcements in accordance with Section 6.6.

6.3 Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and by the Related Agreements. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall use commercially reasonable efforts to (i) as promptly as practicable, obtain all Approvals and deliver all notices (including notification under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) and others referred to in Section 3.6 hereof and any referred to in Section 3.6 of the Company Disclosure Schedule) necessary to consummate the transactions contemplated by this Agreement and the Related Agreements, (ii) make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and (iii) furnish all information required for any application or other filing to be made pursuant to any Law or any applicable Regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement and the Related Agreements. In furtherance and not in limitation of the foregoing, each party shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement (and the parties shall use reasonable efforts to make such filing within ten (10) days after the date hereof). In addition, each party shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act (subject to Section 6.3(c) below).

(b) Notwithstanding anything herein to the contrary, neither Parent nor any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) shall be under any obligation to, nor, without Parent’s prior written consent, shall the Company or its Subsidiary make proposals, execute, agree or consent to or carry out agreements or submit to (i) any Order or other commitment providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, rights or categories of assets or rights of Parent, the Company or any of their Affiliates, the holding separate of any capital stock of any such Persons or imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their Affiliates to own such assets or rights or to acquire, hold or exercise full rights of ownership of capital stock of the Company. If the Company shall fail to obtain any Approval required of a third Person with respect to the transactions contemplated hereby, then the Company shall use its commercially reasonable efforts, and will take any such actions reasonably requested by Parent, to limit the adverse effect upon the Company and Parent, Parent’s Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

(c) In connection with any of the filings or efforts listed in clauses (i) through (iii) of Section 6.3(a), Parent and the Company will reasonably cooperate with each other, including promptly furnishing each other any information reasonably requested by the other, and provide copies of all filings to the other party and its advisors. Subject to any applicable Law or Order, each party to this Agreement shall promptly notify the other parties to this Agreement of any communication that it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and the transactions contemplated hereby and permit the other parties to this Agreement and their respective advisors a reasonable opportunity to review and comment in advance upon any proposed communication with any Governmental Authority. In addition, the parties will consult with each other and consider in good faith the other parties’ suggestions in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority with respect to this Agreement and the transactions contemplated hereby.

(d) In addition, without limiting Section 6.3(a), each party hereto shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in ARTICLE VII that are applicable to it and to cause the transactions contemplated by this Agreement and the Related Agreements to be consummated.

(e) Each party hereto, at the reasonable request of another party hereto, shall promptly execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

6.4 Notification of Certain Matters.

(a) Prior to the Closing, (i) the Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of the Company herein such that the closing condition contained in Sections 7.2(a) and 7.2(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 6.4(a) shall not (i) limit or otherwise affect the remedies available to Parent or Merger Sub hereunder, or (ii) constitute an acknowledgment or admission of a breach of this Agreement.

(b) Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of Parent herein such that the closing condition contained in Sections 7.3(a) and 7.3(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 6.4(b) shall not (i) limit or otherwise affect the remedies available to the Company hereunder, or (ii) constitute an acknowledgment or admission of a breach of this Agreement.

(c) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with this Agreement, the Related Agreements and the transactions contemplated hereby or thereby, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement, the Related Agreements and the transactions contemplated hereby or thereby and (iii) any Claim relating to or involving or otherwise affecting such party that relates to this Agreement, the Related Agreements and the transactions contemplated hereby or thereby.

(d) The Company shall give prompt notice to Parent of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect such that the closing condition contained in Section 7.2(f) would not be satisfied (assuming that the Closing were to occur at such time).

6.5 Consent Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of Section 5.2 of the Consent Agreement with respect to transfers of record ownership of shares of the Company Capital Stock held by parties to the Consent Agreement and agrees to provide such documentation and use its commercially reasonable efforts to do such other things to effectuate the provisions of such Consent Agreement.

6.6 Public Announcements. The Company and Parent shall mutually agree on the form and timing of an initial joint press release to be issued with respect to this Agreement and the transactions contemplated hereby. In addition, the Securityholders’ Agent, Parent and the Company shall each consult with and obtain the approval of the others (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or making any other public disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law or the rules of any applicable stock exchange, in which event the Person proposing to issue such press release or make such public disclosure shall use its commercially reasonable efforts to consult in good faith with the other parties before issuing any such press release or making any such public disclosure). Notwithstanding anything herein to the contrary, with the prior consent of Parent (which shall not be unreasonably withheld) following Closing and the public announcement of the transaction, the Securityholders’ Agent shall be permitted to publicly announce that it has been engaged to serve as the Securityholders’ Agent in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

6.7 Employee Matters.

(a) The Company shall use commercially reasonable efforts to cause each of the Persons identified in Section 7.2(e) of the Company Disclosure Schedule to accept the offers and execute and deliver to Parent, on or prior to the Closing Date, the employment agreements or offer letters contemplated by Section 7.2(e). Prior to the Closing Date, the Company shall use commercially reasonable efforts to cause each of the Persons identified in Section 7.2(e) of the Company Disclosure Schedule to execute on or prior to Closing a Confidentiality and Invention Assignment Agreement substantially in the form agreed by Parent and the Company prior to the date of this Agreement (each, a “CIA”).

(b) Beginning at the Effective Time and for a period of no less than one (1) year following the Effective Time, Parent shall (or shall cause one or more of its Subsidiaries to) provide employees of the Company (the “Employees”) as of immediately prior to the Effective Time who continue their employment after the Effective Time (such Employees, the “Continuing Employees”) with employee benefits, including without limitation, health, welfare and retirement benefits (but other than equity-based awards) that are substantially similar in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries.

(c) From and after the Effective Time, Parent shall (or shall cause one or more of its Subsidiaries to) provide any Continuing Employees with service credit (if applicable) with respect to Parent’s vacation, severance, health, welfare and retirement plans (including without limitation, any Code Section 401(k) defined contribution benefit plans), in each case, in which the Continuing Employees become eligible to participate (together “Post-Closing Plans”) for such Continuing Employees’ service with the Company for purposes of eligibility, participation, vesting and, in the case of Parent’s vacation and severance plans or programs, benefit accrual (except to the extent such service credit or benefit accruals would result in a duplication of benefits). With respect to any Post-Closing Plans that are health or welfare benefit plans, Parent shall (or shall cause its applicable Subsidiaries to) (i) give effect, in determining any deductible limitations and co-payments, to any amounts paid by such Continuing Employees for calendar year 2011 with respect to similar plans in which such Continuing Employees participated immediately prior to the Effective Time and (ii) with respect to any health benefit plans maintained by Parent or its applicable Subsidiaries, ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees.

(d) Prior to the Closing, the Company shall reasonably cooperate with Parent to (i) provide certain information to Employees regarding Parent’s (or any of its Subsidiaries’) employee benefit plans (to the extent such plans will be made available to Employees) and employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and Parent) and (ii) allow Parent to meet with Employees (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Company and Parent, in any case, as reasonably necessary in furtherance of the transactions contemplated by this Agreement.

(e) The Company shall take all actions that may be requested by Parent in writing prior to the Closing Date with respect to (i) causing one or more (A) Employee Plans (excluding any Employee Plans that are agreements entered into between the Company and any service provider) or (B) arrangements with any payroll, benefits or human resources service provider to the Company, in each case, to terminate as of the earliest date practicable without penalty to the Company following receipt of written request from Parent, including, but not limited to, the Client Services Agreement, dated December 7, 2007 between the Company and ADP Total Source, Inc. (in each case as specified by Parent), (ii) causing benefit accrual or entitlement under any Employee Plan (excluding any Employee Plans that are agreements entered into between the Company and any service provider) to cease as of the Closing Date, and (iii) causing the continuation through the Closing Date of any insurance policy or arrangement relating to any Employee Plan, to the extent available on substantially the same terms and conditions at substantially the same cost to the Company.

(f) Effective as of immediately prior to, and contingent upon, the Closing Date, the Company shall terminate TheHuffingtonPost.com 401(k) Plan (the “Company 401(k) Plan”). The Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated in accordance with its terms as of immediately prior to the Effective Time. The Company shall take such actions in furtherance of terminating the Company 401(k) Plan (including, without limitation, by making any required amendments to the Company 401(k) Plan or any required filings with any Governmental Authority) as shall be necessary to effectuate the foregoing. Parent shall cause the AOL Savings Plan (the “Parent’s 401(k) Plan”) to, following the Closing Date, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code but excluding the amount of any unpaid balance of any loan made under the Company 401(k) Plan) in an amount equal to the full account balance distributed to each employee of the Company who was a participant in the Company 401(k) Plan immediately prior to the Closing Date.

(g) Nothing contained in this Section 6.7, express or implied, shall (i) be construed to restrict in any way the ability of Parent, the Surviving Corporation or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any

Employee, (B) to amend, terminate or modify any Employee Plan, compensation or benefit arrangement or any other employee benefit plans or programs maintained by Parent, the Surviving Corporation or their Affiliates at any time or from time to time or (C) grant any Employee any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Parent, the Company, or any of its Affiliates, including any Employee Plan, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise. Notwithstanding the foregoing, nothing contained herein shall limit any contractual rights that any Employee may have under any Employee Plan in existence on the date hereof.

(h) Parent shall enter into each of the agreements contemplated by Section 7.2(e).

(i) The Company will be entitled to pay Transaction Bonuses prior to the Closing.

6.8 Escrow Agreement. Promptly following the date hereof (and in any event before the Closing), Parent and the Securityholders’ Agent will execute and deliver, and will use commercially reasonable efforts to cause an escrow agent reasonably acceptable to Parent, the Company and the Securityholders’ Agent (the “Escrow Agent”) to execute and deliver, the Escrow Agreement contemplated by ARTICLE IX and Section 2.19 (the “Escrow Agreement”). The Escrow Agreement shall contain customary provisions and shall be consistent with the terms of this Agreement (including, without limitation, the applicable provisions of ARTICLE IX and Section 2.19), and shall be in a form reasonably satisfactory to Parent, the Securityholders’ Agent and the Company.

6.9 Payments Certificate. The Company and Parent shall work cooperatively and in good faith to prepare and agree upon the calculations set forth by the Company in the Payment Certificate. In connection therewith, Parent shall have access to all documentary evidence reasonably requested by Parent to substantiate all calculations contained therein. Parent shall have the right to fully investigate and substantiate all such calculations, and the Company agrees to promptly and fully cooperate in any such process as reasonably requested by Parent.

6.10 Company Transaction Expenses.

(a) With respect to any Company Transaction Expenses that remain unpaid on the Closing Date or that will remain unpaid after the Closing, the Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Company Transaction Expenses (including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Company Transaction Expenses shall have been paid in full (the “Payoff Instructions”).

(b) In the event the Company Transaction Expenses unpaid at Closing exceed the amount set forth in the Payoff Instructions (the amount of such excess, the “Excess Company Transaction Expenses”), Parent and the Surviving Corporation shall pay such Excess Company Transaction Expenses and such Excess Company Transaction Expenses shall be treated as Current Liabilities in the final calculation of Working Capital.

6.11 Interested Party Transactions. Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, the Stockholders Agreement, the Investor Rights Agreement and the other Contracts listed on Section 6.11 of the Company Disclosure Schedule, in each case without any further liability or obligation of the Company or the Surviving Corporation. At the Effective Time, each Stockholder Loan shall be terminated and discharged, without payment or consideration therefor by the relevant Stockholder, to the extent that the Merger Consideration otherwise payable to such Stockholder is reduced by the amount of such Stockholder Loan.

6.12 Post-Signing Financial Statements.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall prepare (or cause to be prepared) and deliver to Parent the audited consolidated balance sheet of the Company as of December 31, 2010 and the related consolidated statement of operations, statement of changes of stockholders equity and cash flows for the fiscal period then ended (including the notes thereto) (the “2010 Annual Financial Statements”) on the basis of preparation specified in Section 3.9.

(b) Within fifteen (15) days after the end of each calendar month, the Company shall prepare (or cause to be prepared) and deliver to Parent the unaudited consolidated balance sheet for the previous month and the related consolidated statement of operations, statement of changes of stockholders equity and cash flows for the month then ended (the “Monthly Financial Statements”) consistent with the Company’s prior practice of preparing monthly financial statements.

(c) No later than five (5) Business Days prior to the Closing, the Company shall prepare (or cause to be prepared) and deliver to Parent estimated balance sheets of the Company as of the Closing Date, using the best estimates of management where necessary and on the basis of preparation specified in Section 3.9.

6.13 Tax Matters.

(a) From and after the Closing, the Surviving Corporation shall prepare (or cause to be prepared) and timely file all Tax Returns relating to the Company or its Subsidiary for (i) any Pre-Closing Tax Period that are required to be filed after the Closing Date or (ii) any Straddle Period; provided, in each case, that such Tax Returns shall be prepared, to the extent permitted by applicable Law, in a manner consistent with the past practices of the Company or its Subsidiary, as applicable. At least fourteen (14) days prior to the filing of any such Tax Return, the Surviving Corporation shall deliver to the Securityholders’ Agent a copy of such Tax Return for the Securityholders’ Agent’s review and comment, and no such Tax Return shall be filed without the prior written consent of the Securityholders’ Agent, which consent shall not be unreasonably withheld. The Securityholders shall be responsible for the payment of their allocable share of any Taxes of the Company and its Subsidiary with respect to any Pre-Closing Tax Period.

(b) From and after the Closing, Parent or the Surviving Corporation shall notify the Securityholders’ Agent in writing within thirty (30) calendar days of the commencement of any Tax audit, any administrative or judicial proceeding or any demand or claim on the Company or its Subsidiary with respect to Taxes (any such notice is referred to herein as a “Tax Notice”) that, if determined adversely to the Company or its Subsidiary after the lapse of time, would be grounds for indemnification under Section 9.2(a); provided, however, the failure to give such notice shall not affect the indemnification provided in Section 9.2(a) other than to the extent that the indemnifying Securityholders have been actually and materially prejudiced as a result of such failure. Parent shall control any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax liability (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a “Tax Claim”); provided, however, that with regard to any Tax Claim for a Pre-Closing Tax Period with respect to which any Indemnified Person is entitled to indemnification under Section 9.2(a) (i) Parent shall keep the Securityholders’ Agent reasonably informed as to the current status and progress of such Tax Claim, (ii) Parent shall not, without the prior written consent of the Securityholders’ Agent (which consent shall not be unreasonably withheld), settle or compromise any such Tax Claim if such settlement or compromise would increase the liability for Taxes of the Company or its Subsidiary in a Pre-Closing Tax Period, and (iii) the Securityholders’ Agent shall have the right, at the expense of the Securityholders, to participate in such Tax Claim.

(c) The Securityholders’ Agent, the Securityholders, the Company, and Parent shall reasonably cooperate, and shall cause their respective Affiliates, directors, officers, employees, consultants, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all Tax periods relating to Taxes (including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim).

(d) All transfer, documentary, sales, use, registration and any other such Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Taxes) (“Transfer Taxes”) arising out of or incurred in connection with this Agreement shall be borne one-half by the Company, which amount shall be included in Company Transaction Expenses, and one-half by Parent. The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return.

(e) The Company shall cause all Tax allocation, Tax indemnity or Tax sharing agreements or similar contracts or arrangements with respect to the Company or its Subsidiary, to be terminated as of the Closing and shall ensure that such agreements are of no further force or effect as to the Company or its Subsidiary from and after the Closing, with no further liabilities or obligations imposed on the Company or its Subsidiary under any such agreements from and after the Closing.

(f) For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes to be allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed (i) in the case of any Tax that is imposed on a periodic basis (such as real or personal property Taxes) to be (A) the amount of such Tax for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by (B) a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of any Tax not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or measured by income, receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property (whether real or personal, tangible or intangible)), to be the amount of any such Taxes that would be payable if the taxable year ended as of the close of business on the Closing Date. To the extent that an election may be made in any jurisdiction to file income Tax Returns by closing the books as of the Closing Date, the parties agree to make such election.

6.14 Director and Officer Resignations.

(a) Immediately prior to the Closing, unless otherwise determined by Parent, the Company shall provide to Parent letters of resignation, effective as of the Closing Date, from each of the directors and officers of the Company.

6.15 Termination of Indebtedness.

(a) Prior to the Effective Time, the Company shall deliver to Parent a payoff letter, in form and substance reasonably satisfactory to Parent, from Square 1 Bank relating to all Indebtedness outstanding under the Square 1 Bank Credit Facility as of immediately prior to the Effective Time and shall make arrangements for the termination of such Square 1 Bank Credit Facility (including the Existing Letters of Credit) and the release, as of or prior to the Effective Time, of all Liens over the Company’s properties and assets securing obligations thereunder, and the Company shall provide written evidence of such termination and release in form and substance reasonably satisfactory to Parent. In connection therewith, Parent shall agree to cash collateralize or provide substitute and/or back-to-back letters of credit, effective as of the Effective Time, to replace the Existing Letters of Credit and shall agree to arrangements with Square 1 Bank to pay all costs and expenses incurred after the Effective Time related to any Letter of Credit outstanding after the Effective Time.

6.16 Director and Officer Liability and Indemnification.

(a) Prior to the Closing, the Company shall obtain a six (6) year “tail policy” for its directors and officers (the “Tail Policy”) with coverage amounts, terms and conditions substantially similar to those of the Company’s directors and officers policy in effect as of the date hereof and deductibles no larger than those customary for such type of insurance coverage; provided, however, that if such policy or other coverage is not available at a cost not greater than 300% of the annual premiums paid as of the date hereof under the existing directors and officers policy (the “Insurance Cap”), then the Company shall obtain as much coverage as is possible under substantially similar policies for such premium as does not exceed the Insurance Cap. Parent shall cause the Surviving Corporation to maintain such Tail Policy and not take any action to amend or modify in a manner materially adverse to the beneficiaries thereunder or terminate (unless replaced with alternative coverage satisfying this Section 6.16(a)) the Tail Policy during such six (6) year period.

(b) Parent shall and shall cause the Surviving Corporation to (i) indemnify each Person who is or was a director or officer of the Company against any Losses such Person may incur in their capacity as such based upon acts, errors or omissions taken on behalf of the Company existing or occurring prior to the Closing and (ii) advance to each such Person expenses actually and reasonably incurred in defending any claims, actions, proceedings or investigations with respect to matters covered by the indemnity under Section 6.16(b)(i), in each case to the fullest extent (but only to the fullest extent) that (x) the Company would be permitted to indemnify and/or advance expenses to such Person under applicable Law and (y) the Company would have been required to indemnify and/or advance expenses to such Person under the Certificate of Incorporation or bylaws of the Company as in effect on the date hereof. In addition, the Surviving Corporation shall, and to the extent the Surviving Corporation would be legally or contractually required to (subject to any limitations imposed by applicable Law) Parent shall, fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement in effect between the Company and each person who is or was a director or officer of the Company, provided such indemnification agreements are set forth in Section 3.7(a)(xiii) of the Company Disclosure Schedule and made available to Parent prior to the date hereof.

(c) The rights and remedies of the beneficiaries of this Section 6.16 shall be cumulative (and not in the alternative).

6.17 Additional Payments.

(a) On the Closing Date, Parent agrees to make cash payments and issue restricted stock units of Parent (using units available for grants under the Company Stock Plan) to the Persons and in the amounts set forth on Section 6.17 of the Company Disclosure Schedule. The aggregate value of such payments and restricted stock units, as set forth on Section 6.17 of the Company Disclosure Schedule, is referred as the “Additional Payment Amount.”

6.18 Domain Names.

(a) The Company shall, and shall use commercially reasonable efforts to cause its relevant employees to, prior to the Closing, execute, deliver and submit to the applicable domain name registrar such documents as are required to assign, transfer, convey and record in the name of the Company all of the employees’ right, title and interest in the domain names set forth on Section 3.17(a)(i) of the Company Disclosure Schedule, as applicable.

6.19 Virtual Data Room Archive.

(a) No later than five (5) Business Days after the date hereof, the Company shall deliver to Parent a CD-ROM containing each document made available to Parent and its advisors prior to the date hereof in the online data room maintained on behalf of the Company and its Subsidiary.

ARTICLE VII

CONDITIONS OF MERGER

7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. (i) There shall not be in effect any Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any Court or Governmental Authority of competent jurisdiction that seeks to prevent the consummation of, or materially alter, the transactions contemplated hereby, nor shall there be pending any proceeding brought by any Governmental Authority seeking any of the foregoing, and (ii) there shall not be any Law or Order enacted, entered, enforced or deemed applicable (or purports to be applicable) to the transactions contemplated hereby that makes (or seeks to make) illegal the consummation of, or materially alters, the transactions contemplated hereby.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (without giving effect to materiality or “Material Adverse Effect” qualifications) shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

(c) Approvals and Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all Approvals of Governmental Authorities necessary in connection with the consummation of this Agreement and the transactions contemplated hereby shall have been obtained.

(d) Escrow Agreement. The Securityholders’ Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e) Employee Arrangements. Each of the Persons identified on Section 7.2(e) of the Company Disclosure Schedule shall have executed and delivered and not revoked (i) an employee offer letter substantially in the form agreed between the Company and Parent prior to the date hereof with respect to such Person and (ii) such Person’s CIA. Arianna Huffington shall have (i) passed a background check of the type customarily performed by Parent, and (ii) executed and delivered and not revoked each of the following agreements: (x) the Executive Employment Agreement between Ms. Huffington and Parent, (y) the Confidentiality and Invention Assignment Agreement between Ms. Huffington and Parent, in each case consistent with the terms and conditions set forth in the employment term sheet entered into by Parent and Ms. Huffington on the date of this Agreement, and (z) the Intellectual Property Assignment Agreement between Ms. Huffington and Parent entered into by Parent and Ms. Huffington on the date of this Agreement. Nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor or individual consultant of the Company or any such person’s alternate payees, dependents or beneficiaries, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

(f) No Material Adverse Effect. There shall not have occurred any fact, event, change, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g) Company Transaction Expenses. The Company shall have submitted to Parent the Payoff Instructions setting forth all amounts that will remain unpaid after the Closing in accordance with Section 6.10.

(h) Termination of Indebtedness. Provided that Parent shall have complied with its obligations in Section 6.15, the Company shall have caused all Indebtedness and Liens under the Square 1 Bank Credit Facility to have been terminated and discharged in accordance with Section 6.15.

(i) Resignation of Directors and Officers. Parent shall have received the letters of resignation from each of the directors and officers of the Company and its Subsidiary as contemplated by Section 6.14.

(j) Payments Certificate. The Company shall have submitted to Parent the Payments Certificate and otherwise complied with Sections 2.10 and 6.9.

(k) FIRPTA. The Company shall have delivered to Parent a duly executed and acknowledged certificate, in the form set forth on Exhibit D hereto and in accordance with the Code and Treasury Regulations, certifying such facts as to establish that the Merger and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(l) 2010 Annual Financial Statements. The Company shall have delivered to Parent the 2010 Annual Financial Statements in accordance with Section 6.12.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) that are qualified or limited by materiality (including the words “material” or “Material Adverse Effect”) shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date). The Company shall have received a certificate to such effect signed by an authorized officer of Parent.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate to such effect signed by an authorized officer of Parent.

(c) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE VIII

TERMINATION; FEES AND EXPENSES

8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the Stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before May 31, 2011 (the “End Date”); provided that the termination right under this Section 8.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before the End Date; provided, further, that the End Date shall be automatically extended by 90 days if the Closing has not occurred because the waiting period under the HSR Act shall not have expired.

(c) by either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action that is final and non-appealable and that restrains, enjoins or otherwise prohibits the Merger;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company in this Agreement or in any Related Agreement become untrue or inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement or in any Related Agreement such that the condition set forth in Section 7.2(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)), and in each case such breach (if curable) has not been cured within thirty (30) days after notice thereof by Parent to the Company;

(e) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Parent or Merger Sub in this Agreement become untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), and in each case such breach (if curable) has not been cured within thirty (30) days after notice thereof by the Company to Parent; or

8.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 8.1, (a) this Agreement will forthwith become void, (b) there will be no further liability or obligation on the part of any party hereto or any of their respective officers or directors, and (c) all further rights and obligations of any party hereto will cease; provided, however, that (i) this Section 8.2, Sections 6.2(b), 6.2(c), 6.6 and 8.3 and ARTICLE XI shall survive in accordance with their terms and (ii) no such termination will relieve any party from liability for any breach of this Agreement by such party that occurred prior to such termination.

8.3 Fees and Expenses. Except as set forth in Sections 2.19(c), 6.13(d) and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. For the avoidance of doubt, if any portion of the foregoing fees and expenses or those fees and expenses owed pursuant to Section 6.13(d) for which the Company is responsible are not paid by the Company at or prior to the Closing, then such fees and expenses shall be treated as Company Transaction Expenses hereunder.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1 Survival. All representations and warranties made by the Company, Parent and Merger Sub in this Agreement shall survive the Merger and expire on the one (1) year anniversary of the Effective Time (the “Survival Period”); provided, however, that (a) each of the following representations and warranties will survive the Closing and continue in full force and effect indefinitely: Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Organizational Documents), 3.3 (Capitalization), 3.4 (Authority; Enforceability), 3.5 (Required Vote), 3.9(b) (Payments Certificate), 3.20 (Brokers), 4.1 (Organization; Formation of Merger Sub), 4.2 (Authority; Enforceability) and 4.6 (Brokers) and (b) each of the following representations and warranties will survive the Closing and continue in full force and effect until

30 days after the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof: 3.16 (Taxes) (such excepted representations and warranties in clause (a), the “Fundamental Representations” and in clauses (a) and (b), the “Carve Out Representations”). Notwithstanding anything herein to the contrary, if an indemnification claim in respect of a Loss from a particular Covered Matter is made prior to the termination of the Survival Period, then such particular Covered Matter shall survive as to such indemnification claim until such claim has been finally resolved.

9.2 Indemnification.

(a) Subject to the limitations set forth in this ARTICLE IX, from and after the Effective Time, each Securityholder shall, severally indemnify and hold harmless Parent, its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) and their respective officers, directors, agents, representatives, employees, successors and permitted assigns (the “Indemnified Persons”) from and against any and all amounts, payments, losses, damages, claims, demands, actions or causes of action, liabilities settlements, judgments, costs, fees and expenses (including interest, penalties, advisor and attorneys’ fees and expenses and costs of Claims) (collectively, “Losses”) incurred by them arising out of, resulting from or relating to any of the following matters (each, a “Covered Matter”):

(i) the breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by the Company pursuant hereto, in each case determined without regard to any materiality (including the words “material” or “Material Adverse Effect”) or similar qualifiers or exceptions contained therein;

(ii) (A) the breach by the Company of its covenants or agreements contained in this Agreement if such breach occurs prior to the Effective Time, or (B) the breach by the Securityholders’ Agent of its covenants or agreements contained in this Agreement;

(iii) the amount of all Company Transaction Expenses and Indebtedness that have not been paid at or prior to Closing and that are not reflected in the Calculation Amount or taken into account in the final calculation of Working Capital;

(iv) the amount equal to the excess, if any, of (A) any amounts that Parent, Merger Sub, the Company or the Surviving Corporation is required by a court of competent jurisdiction to pay, or pays in settlement, in respect of any Dissenting Shares over (B) the amount of the Merger Consideration into which such Dissenting Shares would have been converted in the Merger had such shares not been Dissenting Shares, and all other Losses relating to such Dissenting Shares and any related Claim;

(v) any Claim or allegation that after the Effective Time any share of Company Capital Stock or any Stock Option or Warrant entitles the holder thereof to anything other than the amount in cash (if any) and the AOL Stock Options (if any) that such Person is entitled to receive in connection with the transactions contemplated hereby as set forth in the Payments Certificate;

(vi) (A) any and all liability for Taxes with respect to any taxable period of the Company (or any predecessors) or its Subsidiary for all taxable periods ending on or before the Closing Date and for any Straddle Period to the extent allocable (as provided in Section 6.13(f)), to the portion of such period ending on the Closing Date; (B) any and all liability of the Indemnified Persons (as a result of Treasury Regulation §1.1502-6 or otherwise) for Taxes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date of any Person (other than the Company, its Subsidiary or the Securityholders) (I) with whom the Company joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return prior to the Closing Date or (II) imposed on the Company or its Subsidiary, as a transferee or successor, by Contract or otherwise; and (C) any payments required to be made after the Closing Date under any Tax allocation, Tax indemnity or Tax sharing agreement or similar Contract or arrangement to which the Company or its Subsidiary was obligated, bound by or was a party on or prior to the Closing Date; and

(vii) any of the matters set forth on Section 9.2(a)(vii) of the Purchaser Disclosure Schedule.

The amounts available in the Escrow Fund shall be security for the foregoing indemnity obligations, subject to the limitations set forth in this Agreement. For purposes of clarifying the meaning of “several” indemnification by the Securityholders under this Section 9.2(a) (y) any amounts recovered by Indemnified Persons from the Escrow Fund pursuant to this ARTICLE IX shall be deemed to have been “severally” recovered from all of the Securityholders (it being understood that if the Indemnified Parties are entitled to receive a distribution of a portion of the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement, no individual Securityholder shall have the right to assert or otherwise contest that such Securityholder’s allocable portion of such distribution should remain in the Escrow Fund or otherwise not be so distributed), and (z) with respect to Claims for indemnification under this Section 9.2(a) that would not be paid out of the Escrow Fund, (i) if any indemnification payment is owed, each Securityholder’s indemnification obligation pursuant to this ARTICLE IX (subject to the limitations set forth in ARTICLE IX) shall be limited to such Securityholder’s Sharing Percentage of the applicable Losses with respect to which the indemnification payment is made and (ii) such claim shall be subject to Section 10.1.

(b) Each of Parent and the Company acknowledge that any Losses incurred by the Indemnified Persons arising out of, resulting from or relating to any of the matters set forth in Section 9.2(a) would relate to unresolved contingencies existing at the Effective Time that, if they had been resolved at the Effective Time, would have led to a reduction in the total amount of the Merger Consideration that Parent would have agreed to pay in connection with the transactions contemplated hereby.

9.3 Calculation of Losses; Limitations.

(a) For the purposes of calculating Losses pursuant to Section 9.2(a)(i), the representations and warranties of the Company in this Agreement, in the Related Agreements or in any certificate delivered by the Company pursuant hereto shall be deemed to exclude any materiality (including the words “material” or “Material Adverse Effect”) or similar qualifiers or exceptions contained therein.

(b) Except in respect of the Fundamental Representations or in the case of an intentional breach of covenant or agreement contained in this Agreement, the Indemnified Persons shall not be entitled to indemnification pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) (A) for any item, or group of items arising out of the same or similar series of events or circumstances, unless the Loss relating thereto exceeds $50,000 (the “Per Claim Threshold”); and (B) for any Losses until the aggregate amount of all Losses incurred by the Indemnified Persons exceeds $2,500,000 (the “Deductible”), disregarding any claim that does not exceed the Per Claim Threshold and then only to the extent the Losses exceed the Deductible.

(c) For the avoidance of doubt, the limitations in Section 9.3(b) shall not apply to any claims for indemnification made by the Indemnified Persons under Sections 9.2(a)(ii) (with respect to intentional breaches of covenants or agreements contained in this Agreement), 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi) and 9.2(a)(vii).

(d) From and after the Closing, the amounts contained in the Escrow Fund (excluding amounts deposited in the Escrow Fund pursuant to Section 2.9(a)) shall be the sole recourse by and exclusive remedy for the Indemnified Persons against the Securityholders for satisfaction of the Securityholders’ indemnification obligations pursuant to Section 9.2(a)(i) due to a breach of the representations and warranties contained in ARTICLE III of this Agreement, and pursuant to Sections 9.2(a)(ii) (other than in respect of intentional breaches) and 9.2(a)(vi), except (i) in the case of fraud by a Securityholder or fraud by the Company involving a Securityholder, in either case, with respect to a claim against such Securityholder, (ii) with respect to Losses arising out of, resulting from or relating to any breach or alleged breach of any Fundamental Representation and (iii) as provided in the following sentence. Notwithstanding the foregoing, in the event all or any portion of the Escrow Fund is released to the Securityholders (the amount released to a Securityholder, such Securityholder’s “Released Escrow Fund Amount”), the Indemnified Persons shall have the right to recover from a Securityholder with respect to Losses indemnified under Sections 9.2(a)(ii) (other than in respect of intentional breaches of covenants or agreements contained in this Agreement, which shall not be limited by this Section 9.3(d)), 9.2(a)(vi) and Losses resulting from a breach of the representations and warranties of Section 3.16 in an amount not to exceed the lesser of (i) such Securityholder’s Sharing Percentage of the Losses resulting from such indemnification or breach and (ii) such Securityholder’s Released Escrow Fund Amount (less any portion of such Released Escrow Fund Amount previously paid to satisfy any claim for breaches of any Fundamental Representations). In addition, in no event shall any Securityholder’s aggregate liability pursuant to Section 9.2(a)(i) for breaches of Fundamental Representations exceed (i) 50% of the total consideration payable to such Securityholder pursuant to ARTICLE II of this Agreement (inclusive of such Securityholder’s Sharing Percentage of the Escrow Fund) less (ii) any amount from the Escrow Fund (or any Released Escrow Fund Amount) allocable to such Selling Securityholder previously used to satisfy any indemnification claims hereunder.

(e) The indemnifying Securityholders shall not be liable to, or required to indemnify, the Indemnified Persons for any Losses that are punitive (except to the extent constituting third party punitive claims). The Indemnified Persons shall not use “multiple of profits,” “multiple of revenue” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses.

(f) The Indemnified Persons shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Indemnified Persons have already recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement or such Losses were taken into account in determining the amount of Indebtedness, Additional Payment Amount and Working Capital.

(g) The amount of any Losses subject to indemnification under this Section 9.3 shall be calculated net of any insurance proceeds or other amounts under indemnification agreements actually received by the Indemnified Persons on account of such Loss.

(h) Notwithstanding anything in this Agreement to the contrary, the Indemnified Persons shall not be entitled to indemnification pursuant to Section 9.2(a) for any Losses resulting from, or relating or attributable to, (i) any Taxes (A) attributable to a Post-Closing Tax Period, (B) attributable to actions out of the ordinary course of business taken, or caused to be taken, by Parent after Closing on the Closing Date other than actions contemplated by this Agreement or (C) which are Transfer Taxes for which Parent is responsible pursuant to Section 6.13(d), or (ii) any reduction of or limitation on use with respect to a net operating loss carryover or credit carryover of the Company attributable to a Pre-Closing Tax Period, except to the extent such reduction or limitation results in a Tax liability for which any Indemnified Person is entitled to indemnification under this Agreement.

9.4 Escrow Fund; Escrow Period.

(a) On or before the Effective Time, the Escrow Amount shall be deposited in the Escrow Fund with JPMorgan Chase Bank, N.A. (or an Affiliate thereof) or another institution mutually acceptable to Parent and the Company, which Person shall serve as escrow agent (the “Escrow Agent”) in connection with this Agreement, with the Escrow Fund to be governed by the terms set forth herein and in the Escrow Agreement. The parties agree to treat the Escrow Fund as owned by Parent and not received by the Securityholders to the extent not paid to the Securityholders pursuant to this Agreement, and to file all Tax Returns on a basis consistent with such treatment.

(b) Upon the termination of the Survival Period and unless otherwise agreed in writing between Parent and the Company prior to the Closing, the Escrow Agent shall deliver any remaining amounts in the Escrow Fund (less (i) amounts that would be necessary to satisfy any then pending and unsatisfied or unresolved claims specified in any Escrow Claim Notice delivered to the Escrow Agent prior to the termination of the Survival Period if such claims were resolved in full in favor of the Indemnified Persons and less any applicable withholding Tax and (ii) any amounts subject to an Objection Notice pursuant to Section 2.19) to the Securityholders in accordance with clause (c) below; provided that, for the avoidance of doubt, an amount equal to the Forfeited Securities Value (together with interest thereon) shall be distributed to the Securityholders upon termination of the Survival Period irrespective of whether there are any pending Escrow Claims, and such amount shall not be subject to any right of setoff. Amounts not distributed pursuant to the foregoing in respect of pending and unsatisfied or unresolved claims shall remain in the Escrow Fund until the related claims have been finally resolved. Promptly following the time that all such pending and unsatisfied or unresolved claims have been resolved, the Escrow Agent shall distribute the remaining portion of such undistributed amount, if any, not used to satisfy such claims and less any applicable withholding Taxes in accordance with clause (c) below.

(c) Distributions from the Escrow Fund to the Securityholders shall be made as follows: (y) first, a distribution in an amount equal to the Other Securityholders’ Initial Distribution Amount shall be made to the Other Securityholders in proportion to the Other Securityholders’ Initial Sharing Percentages and (z) after the Other Securityholders’ Initial Distribution Amount has been distributed to the Other Securityholders pursuant to clause (y) above, all remaining amounts in the Escrow Fund that are distributed to Securityholders shall be distributed to all Selling Securityholders in proportion to their respective Sharing Percentages.

9.5 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Survival Period of a written notice from Parent (an “Escrow Claim Notice”) stating that an indemnification claim pursuant to Section 9.2(a) is being made and specifying in reasonable detail the facts and circumstances surrounding the Escrow Claim Notice (to the extent known by Parent), as well as a good faith estimate of the amount of the Escrow Fund necessary to cover all applicable Losses in respect of such claim (provided, however, that the Indemnified Persons shall not be bound by any estimate of Losses contained in such description and shall not lose any right to indemnification for failure to provide such reasonable detail), the Escrow Agent shall, subject to Sections 9.6 and 9.7, deliver to Parent out of the Escrow Fund, as promptly as practicable, an amount equal to such Losses from the Escrow Fund. In addition, the Escrow Agent shall distribute funds from the Escrow Fund as mutually agreed between Parent and, prior to the Closing, the Company or, after the Closing, the Securityholders’ Agent.

9.6 Objections to Claims. Except for Tax Claims, which are governed by Section 6.13, at the time of delivery of any Escrow Claim Notice to the Escrow Agent, a duplicate copy of such Escrow Claim Notice shall be delivered to the Securityholders’ Agent, and, for a period of thirty (30) days after such delivery to the Escrow Agent of such Escrow Claim Notice, the Escrow Agent shall make no payment pursuant to Section 9.5 hereof unless the Escrow Agent shall have received written authorization from the Securityholders’ Agent to make such delivery. After the expiration of such thirty (30) day period, without the requirement for any additional written authorization of the Securityholder’s Agent, the Escrow Agent shall make payment in accordance with Section 9.5; provided that no such payment may be made if the Securityholders’ Agent shall object in a written statement (describing the basis for any objection with reasonable specificity) to the claim made in the Escrow Claim Notice and if such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

9.7 Resolution of Conflicts. Except for Tax Claims, which are governed by Section 6.13, if the Securityholders’ Agent shall object pursuant to Section 9.6 to any claims by Parent made in any Escrow Claim Notice, then the Securityholders’ Agent and Parent shall meet and confer and shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such claims. If the Securityholders’ Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by Parent and the Securityholders’ Agent and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall pay the amount set forth in such memorandum in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, Parent and the Securityholders’ Agent may institute proceedings in a court of competent jurisdiction (in accordance with Section 11.12) to resolve any such dispute.

9.8 Third-Party Claims.

(a) Except for Tax Claims, which are governed by Section 6.13, and except as mutually agreed between Parent and the Company prior to the Closing, in connection with a third-party claim that Parent believes may result in a demand against the Escrow Fund, (i) after such determination by Parent, Parent shall promptly deliver to the Securityholders’ Agent a written notice describing in reasonable detail such third-party claim (to the extent known by Parent); provided, however, that the failure or delay on the part of Parent in notifying the Securityholders’ Agent shall not release, waive, preclude or otherwise affect Parent’s claim for indemnification pursuant to this ARTICLE IX, except to the extent that the Securityholders can demonstrate actual loss and prejudice as a result of such failure or delay; (ii) with respect to third-party claims involving or seeking any (A) non-monetary remedy or monetary damages in excess of the amount then remaining in the Escrow Fund, (B) claims for equitable relief or (C) potential criminal liability (all together “Parent-Controlled Claims”), the Securityholders’ Agent shall be entitled, at the Securityholders’ expense, to consult with Parent in any defense of such claim, it being understood that Parent shall have the sole right to control such defense (including the right to settle any such claim); provided, however, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided further that the Indemnified Persons shall be entitled to withhold information from the Securityholders’ Agent if its provision to the Securityholders’ Agent would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the Securityholders’ Agent in a manner which would not result in such a waiver; provided further that if Parent, within a reasonable time after receipt of notice of any such third-party claim, fails to assume and conduct the defense of such third-party claim, the Securityholder’s Agent shall have the right to undertake the defense of such Third-Party Claim; and (iii) with respect to all third-party claims which will result in a demand against the Escrow Fund and which are not Parent-Controlled Claims, the Parent shall be entitled, at the Parent’s expense, to consult with the Securityholders’ Agent in any defense of such claim, it being understood that the Securityholders’ Agent shall be entitled to have and exercise the right to control the defense of such claim (including the right to settle any such claim) in cooperation with and taking into account the views of Parent.

(b) Except for Tax Claims, which are governed by Section 6.13, and Parent-Controlled Claims for which the Securityholders would not have liability, to the extent that Parent has the right to control the defense of a claim or the Securityholders’ Agent elected not to solely control the defense of any claim, an Indemnified Person shall in good faith seek the prior written consent of the Securityholders’ Agent (such consent not to be unreasonably withheld, conditioned or delayed) prior to entering into a settlement in respect of such third-party claim, it being understood that such consent shall not constitute an admission that such third party claim constitutes, in whole or in part, an indemnifiable Loss for purposes of this ARTICLE IX.

Notwithstanding the foregoing, an Indemnified Person shall not be prohibited from entering into a settlement of such third-party claim (the defense of which is not controlled by Securityholders’ Agent) without the Securityholders’ Agent’s consent; provided that, in such case, the Securityholders’ Agent shall be entitled to contest the amounts owed by the Securityholders in respect of such third-party claim on the basis that the settlement by the Indemnified Person was not reasonable in light of the circumstances of such third-party claim or did not constitute, in whole or in part, an indemnifiable Loss for purposes of this ARTICLE IX.

9.9 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, except in the case of fraud, (i) this ARTICLE IX shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty or covenant in this Agreement or any certificates delivered pursuant hereto; and (ii) a breach of contract claim shall be the sole and exclusive remedy of the Company and the Securityholders’ Agent against Parent, Merger Sub and the Surviving Corporation for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty or covenant in this Agreement or any certificates delivered pursuant hereto; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

9.10 Adjustment to Purchase Price. The parties hereto agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the applicable Merger Consideration or Option Consideration to which the Securityholders were entitled hereunder, unless otherwise required by applicable Law.

ARTICLE X

THE SECURITYHOLDERS’ AGENT

10.1 The Securityholders’ Agent.

(a) Appointment. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, the Company and the Securityholders shall be deemed to have approved the designation of, and hereby appoint, Shareholder Representative Services LLC, a Colorado limited liability company, as agent and attorney-in-fact (including any successor appointed pursuant to Section 10.1(i), the “Securityholders’ Agent”) for and on behalf of the Securityholders. The Securityholders’ Agent shall have full and exclusive power and authority to represent all of the Securityholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement, and all actions taken by the Securityholders’ Agent hereunder and thereunder shall be binding upon all such Securityholders as if expressly confirmed and ratified in writing by each of them, and no Securityholders shall have the right to object, dissent, protest or otherwise contest the same. The Securityholders’ Agent shall take any and all actions that it believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Securityholders as if the Securityholders were acting on their own behalf, including executing the Escrow Agreement as Securityholders’ Agent, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Securityholders’ Agent or any Securityholders, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, defending all indemnity claims against the Securityholders pursuant to Section 9.2 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Securityholders’ Agent shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all of the Securityholders. The Securityholders’ Agent shall defend and process all indemnity Claims against, and on behalf of, the Securityholders pursuant to Section 9.2(a), and no Securityholder shall contest or defend any indemnification Claim against the Securityholders pursuant to Section 9.2(a) other than through the Securityholders’ Agent.

(b) Authorization. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, the Securityholders hereby authorize the Securityholders’ Agent, on the Securityholders’ behalf, to: (i) receive all notices or documents given or to be given to any of the Securityholders by Parent pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement; (ii) engage counsel, and such accountants and other advisors for any of the Securityholders and incur such other expenses on behalf of any of the Securityholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Securityholders’ Agent may in its sole discretion deem appropriate; and (iii) take such action on behalf of any of the Securityholders as the Securityholders’ Agent may in its sole discretion deem appropriate in respect of (A) taking such other action as the Securityholders’ Agent or any of the Securityholders is authorized to take under this Agreement or the Escrow Agreement, (B) receiving all documents or certificates and making all determinations, on behalf of any of the Securityholders, required under this Agreement or the Escrow Agreement, (C) all such other matters as the Securityholders’ Agent may in its sole discretion deem necessary or appropriate to consummate this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby and (D) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to ARTICLE IX and any waiver of any obligation of Parent, Merger Sub or the Surviving Corporation. All actions, decisions and instructions of the Securityholders’ Agent shall be conclusive and binding upon all of the Securityholders, and no Securityholder shall have any claim or cause of action against the Securityholders’ Agent, and the Securityholders’ Agent shall have no liability to any Securityholder, for any action taken, decision made or instruction given by the Securityholders’ Agent in connection with this Agreement or the Escrow Agreement, except in the case of the

Securityholders’ Agent’s gross negligence or willful misconduct. The Securityholders’ Agent may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Securityholders’ Agent in accordance with such advice, the Securityholders’ Agent shall not be liable to the Securityholders or the Escrow Agent. Each Securityholder hereby agrees to receive correspondence from the Securityholders’ Agent, including in electronic form.

(c) Indemnification of Securityholders’ Agent; Compensation. The Securityholders’ Agent shall be indemnified for and shall be held harmless by the Securityholders (including, but not limited to, through the Securityholders’ Agent Reserve) (but not out of the Escrow Fund) against any loss, liability or expense (each, an “Agent Loss”) incurred by the Securityholders’ Agent relating to the Securityholders’ Agent’s conduct in its capacity as Securityholders’ Agent, in each case as such Agent Loss is incurred; provided that in the event it is finally adjudicated that an Agent Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Securityholders’ Agent, the Securityholders’ Agent will reimburse the Securityholders the amount of such indemnified Agent Loss attributable to such gross negligence or willful misconduct. The indemnification under this Section 10.1(c) shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be the responsibility of the Securityholders (including, but not limited to, through the Securityholders’ Agent Reserve) (but not out of the Escrow Fund) pro rata based on their respective Sharing Percentage, and Parent shall have no liability therefor. The Securityholders’ Agent shall not receive any compensation for its services hereunder other than pursuant to the terms of the Securityholders’ Agent Agreement entered into between Shareholder Representative Services LLC and certain of the Company’s stockholders in connection with the Merger.

(d) Access to Information. Subject to any attorney-client or similar legal privileges, Parent shall provide the Securityholders’ Agent reasonable access (including electronic access, to the extent available), subject to appropriate confidentiality restrictions, to information relating to any Indemnity Claim that is in the possession or control of Parent, and Parent shall make available the reasonable assistance Parent and its Subsidiaries, including the Surviving Corporation’s officers and employees for purposes of performing the Securityholders’ Agent’s duties under this Agreement or the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim; provided that the Securityholders’ Agent shall treat confidentially and shall not disclose any nonpublic information from or concerning any Indemnity Claim to any Person (other than, on a need-to-know basis, to (i) the Securityholders’ Agent’s attorneys, accountants or other advisers, (ii) the Securityholders and (iii) any arbitrators appointed to resolve disputes pursuant to this Agreement).

(e) Reasonable Reliance. In the performance of its duties hereunder, the Securityholders’ Agent shall be entitled to rely upon any document or instrument reasonably believed by him, her or it to be genuine, accurate as to content and signed by any Securityholder or Parent. The Securityholders’ Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(f) Attorney-in-Fact. The Securityholders’ Agent is hereby appointed and constituted the true and lawful attorney-in-fact of each Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Securityholders’ Agent and in general to do all things and to perform all acts, including executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Securityholder, by operation of law (whether by such Securityholder’s death, disability protective supervision) or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Securityholder hereby renounces its, his or her right to renounce this power of attorney unilaterally before the complete distribution of the Escrow Fund. Each Securityholder hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under the Escrow Agreement. Notwithstanding the power of attorney granted in this Section 10.1(f), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Securityholders having signed or given such directly instead of the Securityholders’ Agent.

(g) Liability. If the Securityholders’ Agent is required by the terms of this Agreement or of the Escrow Agreement to determine the occurrence of any event or contingency, the Securityholders’ Agent shall, in making such determination, be liable to the Securityholders only for his, her or its proven gross negligence or willful misconduct as determined in light of all the circumstances, including the time and facilities available to him, her or it in the ordinary course of business consistent with past practice. In determining the occurrence of any such event or contingency, the Securityholders’ Agent may request from any of the Securityholders such reasonable additional evidence as the Securityholders’ Agent in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency and may at any time inquire of and consult with others, including any of the Securityholders. The Securityholders’ Agent shall not be liable to any Securityholders for any damages resulting from his, her or its delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

(h) Orders. The Securityholders’ Agent is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Securityholders’ Agent and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then the Securityholders’ Agent is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree of which he, she or it is advised by legal counsel selected by him, her or it is binding upon him, her or it without the need for appeal or other action. If the Securityholders’ Agent complies with any such order, writ, judgment or decree, the Securityholders’ Agent shall not be liable to any Securityholder by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(i) Removal of Securityholders’ Agent; Authority of Successor Securityholders’ Agent. If the Securityholders’ Agent shall die, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, those Securityholders that in the aggregate hold at least a majority of the Securityholders’ Sharing Percentage shall have the right to appoint a successor Securityholders’ Agent. Those Securityholders that in the aggregate hold at least a majority of the Securityholders’ Sharing Percentages shall have the right at any time during the term of the Escrow Agreement or thereafter to remove the then-acting Securityholders’ Agent and to appoint a successor Securityholders’ Agent; provided, however, that neither such removal of the then acting Securityholders’ Agent nor such appointment of a successor Securityholders’ Agent shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Securityholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Securityholders’ Agent appointed in such writing that he or she accepts the responsibility of successor Securityholders’ Agent and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securityholders’ Agent. Each successor Securityholders’ Agent shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders’ Agent, and the term “Securityholders’ Agent” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Securityholders’ Agent.

(j) Actions of Securityholders’ Agent. Any action taken by the Securityholders’ Agent pursuant to the authority granted in this Section 10.1 shall be effective and absolutely binding on each Securityholder notwithstanding any contrary action of, or direction from, any Securityholder.

(k) Reliance. Each of Parent, the Surviving Corporation, the Paying Agent, the Escrow Agent and their Affiliates shall not be obligated to inquire into the authority of the Securityholders’ Agent, and each of them shall be fully protected in dealing with the Securityholders’ Agent hereunder.

(l) Binding Appointment. The provisions of this Agreement, including this ARTICLE X, shall be binding upon each Securityholder and the executors, heirs, legal representatives and successors of each Securityholder, and any references in this Agreement to a Securityholder shall mean and include the successors to the Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(m) Representations and Warranties. The Securityholders’ Agent hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

(a)

The Securityholders’ Agent is a limited liability company duly formed, validly existing and in good standing under Colorado Law. The Securityholders’ Agent has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each instrument required to be executed and delivered by it on or prior at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Securityholders’ Agent of this

Agreement, each Related Agreement and each instrument required to be executed and delivered by it on or prior to the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Securityholders’ Agent’s board of directors or comparable governing body. Each of this Agreement, the Related Agreements to which the Securityholders’ Agent is party and each instrument required to be executed and delivered by the Securityholders’ Agent on or prior to the Closing has been duly and validly executed and delivered by the Securityholders’ Agent and (i) assuming the due authorization, execution and delivery thereof by all other parties thereto, constitutes a legal, valid and binding obligation of the Securityholders’ Agent, enforceable against the Securityholders’ Agent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable or agency principles (whether considered in a proceeding in equity or at law) and (ii) does not (a) conflict with or violate the Securityholders’ Agent’s organizational documents, (b) conflict with or violate any Law or Order applicable to the Securityholders’ Agent or by which any of its properties, rights or assets is bound or affected, or (c) result in any breach or violation of, or constitute a default under, any Contract by which such the Securityholders’ Agent or its properties, rights or assets is bound or affected.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment. This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto, except as provided in Section 251(d) of the DGCL (in which event the Securityholders’ Agent may consent to any such amendment on behalf of the Stockholders).

11.2 Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by facsimile or email (if applicable) as follows:

(a)	If to Parent, Merger Sub or the Surviving Corporation:

AOL Inc.

22000 AOL Way

Dulles, Virginia 20166

Facsimile: (703) 265-3992

Attention: General Counsel

with copies to each of:

AOL Inc.

770 Broadway

New York, NY 10003

Facsimile: (917) 606-4773

Attention: Chief Financial Officer

and

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Facsimile: (650) 251-5002

Email: pmalloy@stblaw.com

Attention: Peter S. Malloy, Esq.

(b)	If to the Company prior to the Effective Time:

TheHuffingtonPost.com, Inc.

560 Broadway, Suite 401

New York, NY 10112

Facsimile: (646) 626-8946

Attention: Eric Ashman, Chief Financial Officer

with a copy to:

Latham & Watkins LLP

355 S. Grand Ave.

Los Angeles, California 90071

Facsimile: (213) 891-8763

Attention: W. Alex Voxman

(c)	If to the Securityholders’ Agent:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, California 94111

Email: deals@shareholderrep.com

Facsimile: (415) 962-4147

Telephone: (415) 367-9400

Attention: Managing Director

In all cases, with a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 S. Grand Ave.

Los Angeles, California 90071

Facsimile: (213) 891-8763

Attention: W. Alex Voxman

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 11.3. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or email, upon confirmed receipt.

11.4 Company Disclosure Schedule. The Company Disclosure Schedule shall identify exceptions and other matters with respect to the representations, warranties, covenants and agreements of the Company herein and be arranged in certain specific sections and subsections corresponding to the sections and subsections of this Agreement. The disclosure of any exception or other matter in any section or subsection of ARTICLE III shall qualify the representations and warranties in such section or subsection of ARTICLE III and shall qualify any other section or subsection of ARTICLE III solely to the extent that its relevance thereto is reasonably apparent; provided, however, that no exceptions or other matters in the Company Disclosure Schedule shall be deemed to qualify Section 3.10(a) (Absence of Certain Changes or Events).

11.5 Interpretation. When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section, subsection, or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties, covenants or agreements, shall mean material in relation to such party (or, in the case of the Company or its Subsidiary, material in relation to the Company and its Subsidiary taken as a whole). The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. If a document or material has been “made available” to Parent, such phrase means that such document or material has been made available to Parent and its advisors prior to the date hereof in the online data room maintained on behalf of the Company and its Subsidiary.

11.6 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in an mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the extent possible.

11.7 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto) and other documents, agreements and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

11.8 Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, however, that Parent and Merger Sub may assign this Agreement or all or any of their rights or obligations hereunder to one or more of their Affiliates without the consent of any other party; provided that no such assignment shall relieve Parent or Merger Sub of their respective obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

11.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (except for the Indemnified Persons to the extent set forth in ARTICLE IX and except for current or former officers and/or directors of the Company to the extent set forth in Section 6.16, which provisions are for the benefit of the Persons covered thereby and may be enforced by such Persons) any right, benefit or remedy under or by reason of this Agreement.

11.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, except to the extent that the Laws of the State of Delaware mandatorily apply to the Merger.

11.12 Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Federal District Court for the Southern District of New York (or in

the absence of jurisdiction thereof, the courts of the State of New York located in the Borough of Manhattan) in the event any dispute arises out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any Related Agreement or any transaction contemplated hereby or thereby in any court other than such courts and (iv) waives (and shall not make) any claim that jurisdiction in such court is not convenient to such party.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

11.13 Specific Performance. The parties hereto agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event of any breach or threatened breach by any party of any covenant, obligation, or other provision of this Agreement applicable to such party, and that in such event, in addition to any other remedy to which the other parties are entitled at law or in equity, (a) the other parties shall be entitled (in addition to any other remedy that may be available) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach, and (b) no party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

11.14 Counterparts. This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

AOL INC.

By:	/s/ Arthur T. Minson, Jr.
	Name:	Arthur T. Minson, Jr.
Title:

MERGER SUB:

HEADLINE ACQUISITION CORPORATION

By:	/s/ Arthur T. Minson, Jr.
	Name:	Arthur T. Minson, Jr.
Title: President

THE COMPANY:

THEHUFFINGTONPOST.COM, INC.

By:	/s/ Eric Hippeau
	Name:	Eric Hippeau
Title: Chief Executive Officer

THE SECURITYHOLDERS’ AGENT:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholders’ Agent

By:	/s/ Mark B. Vogel
	Name:	Mark B. Vogel
Title: Managing Director

[Signature Page to Merger Agreement]